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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Integrys Energy Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Integrys Energy Group, Inc.
130 East Randolph Drive, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2008

The Integrys Energy Group annual meeting will be held on Thursday, May 15, 2008, at 10:00 a.m., Central daylight time, at the Chase Auditorium in the Chase Tower, 10 South Dearborn Street, Chicago, Illinois. Our shareholders are asked to vote to:

  1.
  Elect Richard A. Bemis, William J. Brodsky, Albert J. Budney, Jr., Robert C. Gallagher and John C. Meng to three-year terms on the Board of Directors or until their successors have been duly elected;

  2.
  Ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2008; and

  3.
  Transact any other business properly brought before the annual meeting and any adjournment or postponement thereof.

Our board of directors recommends a vote "FOR" Items 1 and 2. Only shareholders of record at the close of business on March 20, 2008 are entitled to notice and to vote at the annual meeting.

You may vote your shares over the Internet at www.voteproxy.com, by calling toll-free (800) 776-9437, by completing and mailing the enclosed proxy card, or in person at the annual meeting. We request that you vote in advance whether or not you attend the annual meeting. You may revoke your proxy at any time prior to the vote at the annual meeting and vote your shares in person at the meeting or by using any of the voting options provided. Please review the proxy statement and follow the directions closely in exercising your vote.

INTEGRYS ENERGY GROUP, INC.

BARTH J. WOLF Vice President – Chief Legal Officer and Secretary

Chicago, Illinois
April 4, 2008

The board of directors solicits the enclosed proxy. Your vote is important no matter how large or small your holdings. To assure your representation at the meeting, please complete, sign exactly as your name appears, date and promptly mail the enclosed proxy card in the postage-paid envelope provided or use one of the alternative voting options provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 15, 2008

Our proxy statement and our 2007 annual report to shareholders can be accessed on the Internet at http://www.integrysgroup.com/proxymaterials/.

2008 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
TABLE OF CONTENTS

i

This proxy statement, the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed to shareholders on or about April 4, 2008, and are furnished in connection with the solicitation of proxies by the board of directors of Integrys Energy Group, Inc.

FREQUENTLY ASKED QUESTIONS

Q:
Why have I received these materials?

A.
All shareholders of Integrys Energy Group were sent these proxy materials. You are asked to elect five members to the board of directors and ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2008 and vote on any other business that may be properly brought before the annual meeting.

Q:
Who can attend the annual meeting?

A:
Anyone who is a shareholder as of the close of business on March 20, 2008 may attend the annual meeting and vote. This includes all shareholders holding Integrys Energy Group common stock certificates on March 20, 2008. Each shareholder may be accompanied by one guest.

Q:
How are directors elected?

A:
A plurality of votes cast at the annual meeting is required to elect directors (assuming a quorum is present). Five directors will be elected at the annual meeting. "Plurality" means the five individuals who receive the largest number of votes will be elected as directors. Shares not voted at the annual meeting will not affect the election of directors. Abstentions, broker non-votes and votes withheld will be treated as shares not voted.

Q:
What constitutes a quorum?

A:
A quorum is the number of shares that must be voted at the meeting to lawfully conduct business. Votes of a majority of the shares entitled to vote constitute a quorum. As of the record date of March 20, 2008, a total of 76,424,095 shares were eligible to vote. Votes of 38,212,048 shares will constitute a quorum.

Q:
What are the items to be voted on?

A:
Items you are asked to vote on are the election of five directors and ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2008. Additional matters may be voted on at this annual meeting if they are properly presented at the meeting.

Q:
What happens if additional proposals are presented at the meeting?

A:
Our By-Laws require advance notice of any matter to be brought before the annual meeting. We have not received any additional proposals that will need to be addressed at the meeting. Therefore, we are not required to present any other issues at the meeting. Additional issues may be presented at the discretion of Integrys Energy Group. If an additional proposal is brought up, the shares represented by proxy will be voted in accordance with the discretionary judgment of the appointed proxies, Larry L. Weyers and Barth J. Wolf.

Q:
Who tabulates the votes?

A:
Our independent transfer agent, American Stock Transfer & Trust Company, tabulates the votes.

Q:
Is my vote confidential?

A:
Yes. American Stock Transfer & Trust Company will hold your vote in confidence. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by American Stock Transfer & Trust Company. American Stock Transfer & Trust Company will serve as inspector, count all the proxies or ballots submitted, and report the vote at the annual shareholder meeting on May 15, 2008. For a discussion of how shares in our employee stock ownership plan trusts are voted, please see the discussion below.

Q:
Do I need to attend the annual meeting in order to vote?

A:
No. You can vote your shares at any time prior to the annual meeting by Internet, telephone or returning the completed proxy card in the enclosed pre-paid envelope. You may also vote in person at the annual meeting.

Q.
Who can vote?

A:
Anyone who owned Integrys Energy Group common stock as of the close of business on March 20, 2008, can vote. Each eligible share of Integrys Energy Group common stock is entitled to one vote.

Q:
How do I vote?

A:
You may vote your shares by any of four methods:

  1)
  Over the Internet at www.voteproxy.com,

  2)
  Over the telephone by calling toll-free (800) 776-9437,

  3)
  Through the mail by returning your completed, signed and dated proxy card in the enclosed prepaid envelope, or

  4)
  In person at the annual meeting.

  Instructions to vote your shares over the Internet or telephone are provided on your proxy card. Your completed proxy will be voted according to your instructions. If you return an incomplete proxy card, your proxy will be voted FOR the election Richard A. Bemis, William J. Brodsky, Albert J. Budney, Jr., Robert C. Gallagher and John C. Meng, and FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2008. You have the right to change your vote any time before the meeting by:

    1)
    Notifying us in writing,

    2)
    Revoting over the Internet or telephone,

    3)
    Voting in person at the annual meeting, or

    4)
    Returning a later-dated proxy card.

  By voting your shares, you also authorize your shares to be voted on any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting in accordance with the judgment of the appointed proxies, Larry L. Weyers and Barth J. Wolf.

  You may vote over the Internet or telephone until midnight Eastern time on May 14, 2008.

Q:
Do I need to return the proxy card if I vote over the Internet or telephone?

A:
No. If you vote your proxy over the Internet or telephone, you should not mail your proxy card, unless you want to change your vote. If you return your proxy card after voting over the Internet or telephone, it will be processed and replace any earlier vote you provided over the Internet or telephone.

Q:
If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
If your shares are held in "street name" through a broker, fiduciary, custodian or other nominee, you will receive from your nominee a full meeting package including a voting instruction form to vote your shares. Your brokerage firm may permit you to vote by Internet or telephone. Brokerage firms have the authority under New York Stock Exchange rules to vote their clients' unvoted shares on certain routine matters. If you do not vote, your brokerage firm may choose to vote for you on the election of five directors and ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2008 or they may leave your shares unvoted on these proposals (otherwise referred to as a broker non-vote).

Q.
If my shares are held in "street name," can I vote my shares at the annual meeting?

A:
If your shares are held in street name, you may vote your shares at the annual meeting ONLY if you bring a legal proxy to the annual meeting. The legal proxy would be provided by your broker, fiduciary, custodian or other nominee. You must request this legal proxy from your bank or broker as they will not automatically supply one to you.

Q:
What are the board of directors' voting recommendations?

A:
The board of directors recommends shareholders vote FOR the election of all of our nominees as directors and FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2008.

Q:
What if I receive more than one proxy card?

A:
If you receive more than one proxy card this means your shares are in more than one account. Please vote all the shares that you own. If you would like to consolidate your accounts and receive only one proxy card in the future, please contact our transfer agent, American Stock Transfer & Trust Company, at (800) 236-1551 or www.amstock.com. This will save printing and mailing costs, so please take advantage of this option.

Q:
How are shares in the Employee Stock Ownership Plan Trusts voted?

A:
If you own stock in the Wisconsin Public Service Employee Stock Ownership Plan, or the Peoples Energy Corporation ESOP, you may vote your shares by any of the following three methods:

  1)
  Over the Internet at www.voteproxy.com,

  2)
  Over the telephone by calling toll-free (800) 776-9437, or

  3)
  Through the mail by returning your completed, signed and dated proxy card in the enclosed prepaid envelope.

  Your vote must be received by May 13, 2008 to be voted at the annual meeting. Stock owned in these plans, may NOT be voted in person at the annual meeting.

  American Stock Transfer & Trust Company will tabulate the votes of participants for each of these plans. The results of the vote received from these plans' participants will serve as voting instructions to the plan trustees. The trustees of these plans, as of the record date, are Wells Fargo Bank N.A. and The Northern Trust Company. The trustees will vote the plan shares as instructed by plan participants. If a participant in the Wisconsin Public Service Employee Stock Ownership Plan does not provide voting instructions, the trustee, Wells Fargo Bank N.A., will not vote the participant's shares in the plan. If a participant in the Peoples Energy Employee Stock Ownership Plan does not provide voting instructions, the trustee, The Northern Trust Company, will vote shares allocated to the participant's plan account in the same proportion as those votes cast by other plan participants submitting voting instructions. American Stock Transfer & Trust Company, Wells Fargo Bank N.A. and The Northern Trust Company will keep how you vote your shares confidential.

  Shares held in the Peoples Energy Capital Accumulation Plan or the Peoples Energy Thrift Plan will be voted at the discretion of the trustee, The Northern Trust Company, and not by plan participants.

Q:
How can a shareholder communicate with the board of directors directly?

A:
Any shareholder or interested parties may communicate with the board of directors (or an individual director serving on the board of directors) by sending written communications, addressed to any director or to the board of directors as a group, in care of Integrys Energy Group's Vice President - Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301. The Vice President – Chief Legal Officer and Secretary will ensure that this communication (assuming it is properly marked to the board of directors or a specific director) is delivered to the board of directors or the specified director, as the case may be. However, commercial advertisements or other forms of solicitation will not be forwarded.

Q:
When are shareholder proposals due to be included in the proxy for the 2009 annual meeting?

A:
Shareholder proposals must be received in writing by December 5, 2008, to be included in next year's proxy statement. Proposals should be submitted to Barth J. Wolf, Vice President – Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301.

Q:
How can I help reduce costs for Integrys Energy Group?

A:
You can help Integrys Energy Group reduce costs by subscribing to electronic delivery of your annual report, proxy statement and other shareholder communications. If you subscribe to this free service, you will receive future copies of Integrys Energy Group's annual reports, proxy statements and other shareholder communications over the Internet. You will receive the material quicker and reduce costs for Integrys Energy Group. Subscribers will receive an e-mail when the annual report, proxy statement and other material become available. This would be no later than the day Integrys Energy Group mails the paper documents. The e-mail will provide you with instructions to access the documents over the Internet.

  Additionally, if you receive more than one proxy card, you can help reduce costs by consolidating your accounts. To receive only one proxy card in the future, please contact our transfer agent, American Stock Transfer & Trust Company, at (800) 236-1551 or www.amstock.com.

Q:
How can I subscribe to electronic delivery of annual reports and proxy statements?

A:
You can subscribe to electronic delivery of future annual reports, proxy statements and other shareholder communications over the Internet when you vote your proxy or by going directly to www.voteproxy.com. When you reach the Web page:

  •
  Click on "Account Access,"

  •
  Have the proxy card you received in hand and follow the instructions on the screen,

  •
  Click on "submit,"

  •
  Click on "Receive Company Mailings via e-mail,"

  •
  Provide your e-mail address, and

  •
  Click on "go."

Q:
Where can I find voting results from the meeting?

A:
The annual meeting voting results will be published in the Form 10-Q for the second quarter of 2008, available no later than August 11, 2008, on Integrys Energy Group's web site at http://www.integrysgroup.com/investor/, and can be accessed by selecting "SEC Filings."

Q:
May I review the presentation made at the meeting if I can't attend?

A:
Yes. The speech from our Chief Executive Officer will be posted on Integrys Energy Group's web site at http://www.integrysgroup.com/investor/, and can be accessed by selecting "Presentations."

ELECTION OF DIRECTORS

Our board of directors is currently made up of 16 directors. As provided in our By-Laws, the directors are divided into classes A, B and C and each year one class of directors is elected to a three-year term. Five class A directors were elected at last year's annual meeting, with the class B directors nominated below standing for election at this year's annual meeting, and the five class C directors standing for election at the 2009 annual meeting.

Our board of directors has nominated Richard A. Bemis, William J. Brodsky, Albert J. Budney, Jr., Robert C. Gallagher, and John C. Meng for election at the annual meeting as class B directors to serve until the 2011 annual meeting. James R. Boris, who is currently a class B director, notified the board of directors on March 4, 2008 that he had decided to not stand for re-election at this year's annual meeting. Our board of directors has unanimously approved an amendment to our By-Laws that provides that the board of directors will consist of 15 directors effective upon the election of the five class B directors at this year's annual meeting.

Additionally, our board of directors has unanimously approved taking steps to declassify our board of directors commencing at the 2009 annual meeting. Under the plan approved by the board of directors, class C directors will be elected to annual terms beginning in 2009, with class A directors elected to annual terms in 2010 and class B directors elected to annual terms in 2011. As such, by the 2011 annual meeting, all directors will be elected to and will serve one-year terms. Based on the board of directors taking this action, two shareholder proposals requesting a move to annual election of directors have been withdrawn.

The following tables set forth certain information, as of March 20, 2008, about the board of director nominees for election as class B directors at this year's annual meeting and each class A and C director whose term will continue after this year's annual meeting.

Class B — Term Expiring in 2008

Name	Age	Principal Occupation and Other Directorships		Director Since
Richard A. Bemis	66	Co-Chairman of the Board Bemis Manufacturing Company	2006 - present	1983
		President and Chief Executive Officer Bemis Manufacturing Company	1975 - 2006
		Directorships W. H. Brady Company
William J. Brodsky	64	Chairman and Chief Executive Officer The Chicago Board Options Exchange	1997 - present	1997	*
Albert J. Budney, Jr.	60	Retired	2002 - present	2002
Robert C. Gallagher	69	Retired	2007 - present	1992
		Chairman of the Board Associated Banc-Corp.	2003 - 2007
		President and Chief Executive Officer Associated Banc-Corp.	2000 - 2003
		Directorships Associated Banc-Corp
John C. Meng	63	Retired	2007 - present	2000
		Chairman of the Board Schreiber Foods, Inc.	1999 - 2007
		Directorships Associated Banc-Corp

*
Years of service includes years of service as a director of Peoples Energy Corporation. Mr. Brodsky began to serve as a director of Integrys Energy Group in February 2007.

The board of directors has no reason to believe that any of these nominees will be unable or unwilling to serve as a director if elected. If any nominee is unable or unwilling to serve, the shares represented by proxies solicited by the board of directors will be voted for the election of another person the board of directors may recommend.

The board of directors recommends a vote "FOR" the election to the board of directors each of the foregoing nominees. Proxies solicited by the board of directors will be voted "FOR" the above nominees unless the shareholder has specified otherwise.

Current directors not standing for election this year are:

Class C — Term Expiring in 2009

Name	Age	Principal Occupation and Other Directorships		Director Since
Keith E. Bailey	65	Retired	2002 - present	2005	*
		Directorships Apco Argentina Inc. MarkWest Energy Partners, L.P.
Diana S. Ferguson	44	Executive Vice President, Finance and Chief Financial Officer Merisant Worldwide, Inc.	2007 - 2008**	2005	*
		Senior Vice President and Chief Financial Officer Sara Lee Corporation	2006 - 2007
		Senior Vice President of Strategy and Corporate Development Sara Lee Corporation	2005 - 2006
		Senior Vice President of Corporate Development and Treasurer Sara Lee Corporation	2004 - 2005
		Vice President and Treasurer Sara Lee Corporation	2001 - 2004
		Directorships TreeHouse Foods, Inc.
Kathryn M. Hasselblad-Pascale	60	Managing Partner Hasselblad Machine Company, LLP	1997 - present	1987
John W. Higgins	61	Chairman and Chief Executive Officer Higgins Development Partners	1980 - present	2003	*
James L. Kemerling	68	President and Chief Executive Officer Riiser Oil Company	1999 - present	1988
		Chairman and Chief Executive Officer Award Hardwood Floors, LLP	2003 - 2006

Class A — Term Expiring in 2010

Name	Age	Principal Occupation and Other Directorships		Director Since
Pastora San Juan Cafferty	67	Professor emerita University of Chicago	2005 - present
		Professor University of Chicago	1985 - 2005
		Directorships Waste Management, Inc.	1988*
Ellen Carnahan	52	Managing Director Seyen Capital Management LLC	2006 - present	2003
		Managing Director William Blair Capital Management LLC	1988 - present
Michael E. Lavin	62	Retired	2003 - present	2003	*
		Directorships Tellabs, Inc. SPSS Inc.
William F. Protz, Jr.	63	Retired	2006 - present	2001
		Consultant Santa's Best LLP	2003 - 2006
		President and Chief Executive Officer Santa's Best LLP	1991 - 2003
Larry L. Weyers	62	President and Chief Executive Officer Integrys Energy Group, Inc.	2007 - present	1996
		Chairman, President and Chief Executive Officer Integrys Energy Group, Inc.	1998 - 2007

*
For the former directors of Peoples Energy Corporation, the years of service reflected in the tables include their years of service as directors of Peoples Energy Corporation. Each of them began to serve as a director of Integrys Energy Group in February 2007.

**
Diana S. Ferguson provided notice to the board of directors that she is resigning from this position effective March 31, 2008.

Director Independence

On February 14, 2008, the board of directors reviewed the business and other relationships of all directors of Integrys Energy Group. The board of directors affirmatively determined that all directors other than Larry L. Weyers are independent as defined in the New York Stock Exchange listing standards, meet the categorical independence standards adopted by the board of directors (set forth below) and have no other material relationships with Integrys Energy Group. In addition,

Ellen Carnahan, Diana S. Ferguson, James L. Kemerling, Michael E. Lavin, and William F. Protz, Jr. meet additional independence standards for audit committee members.

In reaching its determination that all directors other than Larry L. Weyers are independent, the board of directors reviewed any transactions, relationships or arrangements that directors had with Integrys Energy Group during the last three years. Matters reviewed included the following types of transactions, relationships or arrangements, all of which were deemed to not involve amounts material in nature that would affect their independence:

  •
  Richard A. Bemis, William J. Brodsky, Pastora San Juan Cafferty, Diana S. Ferguson, Kathryn M. Hasselblad-Pascale, John W. Higgins and James L. Kemerling are, or have been, employed by entities that purchased utility services (electricity and natural gas) from affiliates of Integrys Energy Group.

  •
  James L. Kemerling is employed by an entity from which an affiliate of Integrys Energy Group has purchased gasoline, lubricating oils, and diesel fuel through a competitive bidding process for use in transportation fleets and electric generation units.

  •
  Pastora San Juan Cafferty is affiliated with a university which has provided professional development services to Integrys Energy Group, and to which affiliates of Integrys Energy Group have made charitable donations from time to time.

Categorical Independence Standards for Directors

A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Integrys Energy Group will be deemed to be independent:

  1.
  Integrys Energy Group has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer shall not disqualify a director from being considered independent following that employment.

  2.
  Neither the director, nor any of his or her immediate family members, has received more than $100,000 per year in direct compensation from Integrys Energy Group, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of Integrys Energy Group need not be considered in determining independence under this test.

  3.
  The director has not been employed by, or affiliated with Integrys Energy Group's present or former internal or external auditor, nor have any of his or her immediate family members been so employed or affiliated (except in a non-professional capacity).

  4.
  Neither the director, nor any of his or her immediate family members, has been part of an "interlocking directorate" in which any of Integrys Energy Group's present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

  5.
  Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, Integrys Energy Group for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company's consolidated gross revenues.

  6.
  Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which Integrys Energy Group gives directly, or indirectly through the provision of services, more than $1 million per annum or 2 percent of the total annual donations received (whichever is greater).

In addition to satisfying the criteria set forth above, directors who are members of Integrys Energy Group's audit committee will not be considered independent for purposes of membership on the audit committee unless they satisfy the following additional criteria:

  1.
  A director who is a member of the audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from Integrys Energy Group or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Integrys Energy Group (provided that such compensation is not contingent in any way on continued service).

  2.
  A director, who is a member of the audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee, be an affiliated person of Integrys Energy Group.

  3.
  If an audit committee member simultaneously serves on the audit committees of more than two other public companies, then the board of directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on Integrys Energy Group's audit committee. Integrys Energy Group shall disclose this determination in its proxy statement.

Related Person Transaction Policy

Our board of directors has adopted a written policy regarding related person transactions. Pursuant to this policy, all related person transactions are subject to approval or ratification. Each of our executive officers, directors or nominees for director is required to disclose to the governance committee certain information relating to related person transactions. Disclosure to the governance committee should occur on a timely basis after the executive officer, director or nominee for director becomes aware of the related person transaction, but in no case later than the time of the next circulation of an annual questionnaire requesting disclosure of any related person transactions that have occurred or are proposed to occur. The governance committee's decision whether or not to approve or ratify a related person transaction is to be made in light of the governance committee's determination that consummation of the transaction is not or was not contrary to our best interests.

With respect to related person transactions:

  •
  A "related person" means any person who is, or was at some time since the beginning of the last fiscal year, (a) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and

  •
  A "related person transaction" means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (b) we are a participant, and (c) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10 percent of that company's shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2 percent of the company's total annual revenues or the charitable organization's total annual receipts, and (b) any public utility services transactions or transactions (i) where the rates or charges involved are determined by competitive bids or (ii) that are made in the ordinary course of business on terms no less favorable to the company than those generally available from an unaffiliated third-party under the same or similar circumstances.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee selected Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of Integrys Energy Group and its subsidiaries for the year ending December 31, 2008, as well as its internal control over financial reporting as of December 31, 2008, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Deloitte & Touche LLP, the audit committee will reconsider the selection.

Audit services provided by Deloitte & Touche in 2007 included the audit of the consolidated financial statements of Integrys Energy Group and its subsidiaries, reviews of interim condensed consolidated financial statements, audit of Integrys Energy Group's internal control over financial reporting as of December 31, 2007, and consultations on matters related to accounting and financial reporting.

Deloitte & Touche also provided certain audit related, tax and non-audit services to Integrys Energy Group and its subsidiaries during 2007, which were reviewed by the audit committee and are more fully described later in this proxy statement.

Representatives of Deloitte & Touche are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Assuming a quorum is present at the annual meeting, to ratify the audit committee's selection of Deloitte & Touche as the independent registered public accounting firm for 2008, the number of votes cast in favor of ratification must exceed the number of votes cast in opposition to it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote "for" or "against" ratification, and will be disregarded in the calculation of "votes cast." A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person, but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

The board of directors recommends a vote "FOR" the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2008. Proxies solicited by the board of directors will be voted "FOR" ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2008 unless the shareholder has specified otherwise.

COMMITTEES OF THE BOARD OF DIRECTORS

Committee Membership

The following table lists the committees of the board of directors, their members as of December 31, 2007, and the number of meetings held in 2007.

2007 Committees of Board of Directors (1)

Director	Board of Directors	Ad hoc Oil and Gas (2)	Audit	Compen- sation	Environ- mental	Executive (2)	Financial	Governance

Keith E. Bailey	X	X*				X	X

Richard A. Bemis	X			X	X

James R. Boris (3)	X**	X				X*

William A. Brodsky	X			X

Albert J. Budney, Jr.	X							X*

Pastora San Juan Cafferty	X							X

Ellen Carnahan	X		X

Diana S. Ferguson	X		X

Robert C. Gallagher	X	X				X	X*

Kathryn M. Hasselblad-Pascale	X				X*			X

John W. Higgins	X				X

James L. Kemerling	X	X	X				X

Michael E. Lavin	X		X*

John C. Meng	X			X*

William F. Protz, Jr.	X		X

Larry L. Weyers	X	X				X

Meetings in 2007	9	4	7	8	3	1	5	4

*
Denotes chair of committee.

**
Denotes non-executive chairman of the board of directors.

(1)
Committee membership reflects positions held effective with the closing of the Peoples Energy merger on February 21, 2007.

(2)
As noted below, the ad hoc oil and gas and executive committees were dissolved on February 14, 2008.

(3)
James R. Boris is not standing for re-election as a director at this year's annual meeting.

In 2007, all directors attended a minimum of 75 percent of the aggregate number of all board of directors meetings and their assigned committee meetings. Under Integrys Energy Group's Corporate Governance Guidelines all directors are expected to attend the annual meeting of shareholders. All directors with the exception of John W. Higgins and John C. Meng attended the 2007 annual meeting.

James R. Boris, an independent director, was appointed non-executive chairman upon the closing of the Peoples Energy merger in February 2007. As non-executive chairman, Mr. Boris presides at all meetings of the board of directors, including executive sessions of the non-management directors. An executive session of non-management directors (without management present) is held at each regularly scheduled board of directors meeting with the non-executive chairman presiding. Any shareholder or interested party wishing to communicate with the non-executive chairman may contact him by sending a written communication, addressed to the Non-Executive Chairman, in care of the Vice President – Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301. The Vice President – Chief Legal Officer and Secretary will ensure that this communication (assuming it is properly marked to the Non-Executive Chairman) is delivered to the non-executive chairman. However, commercial advertisements or other forms of solicitation will not be forwarded.

As noted above, James R. Boris is not standing for re-election to the board of directors and, therefore, it will be necessary to elect a new chairman of the board of directors following the end of Mr. Boris' current term, which expires at this year's annual meeting. Our board of directors will be meeting prior to this year's annual meeting to elect a new chairman effective immediately following this year's annual meeting. If the board of directors were to elect our chief executive officer as chairman, the board of directors will also elect an independent director to serve as lead director, to preside at all executive sessions of non-management directors, also effective immediately following this year's annual meeting.

Prior to the merger with Peoples Energy in February 2007, Robert C. Gallagher served as lead director. Upon the close of the merger, Robert C. Gallagher resigned as lead director.

Ad Hoc Oil and Gas Committee

On December 31, 2007, the ad hoc oil and gas committee consisted of Keith E. Bailey – chair, James R. Boris, Robert C. Gallagher, James L. Kemerling, and Larry L. Weyers.

The ad hoc oil and gas committee was created by the board of directors on February 21, 2007, upon the closing of the Peoples Energy merger. The committee was formed to assist the board of directors in its oversight of Integrys Energy Group's oil and gas production business, which was sold on September 28, 2007.

Effective February 14, 2008, the board of directors dissolved the ad hoc oil and gas committee.

Audit Committee

On December 31, 2007, the audit committee consisted of five independent directors as follows:

Ellen Carnahan, Diana S. Ferguson, James L. Kemerling, Michael E. Lavin – chair and William F. Protz, Jr.

The board of directors has determined that all five members meet audit committee financial expert requirements as defined by the Securities and Exchange Commission ("SEC"). Michael E. Lavin currently serves on the audit committees of Tellabs, Inc. and SPSS Inc. None of the remaining members of the audit committee are members of any other public company's audit committee.

Integrys Energy Group's securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the audit committee meet the independence standards of Section 303.01(B)(2) and (3) of the listing standards of the New York Stock Exchange and Section 10A-3 under the Securities Exchange Act of 1934. In compliance with New York Stock Exchange listing standards, in 2007 the audit committee received an annual report of the independent auditors regarding their internal quality control procedures, material issues raised from quality control reviews and government inquiries and relationships between the firm and Integrys Energy Group.

The audit committee is directly responsible for the selection, compensation and oversight of Deloitte & Touche LLP as its independent registered public accounting firm. Deloitte & Touche LLP reports directly to the audit committee. The audit committee is responsible for overseeing the resolution of any disagreements between Deloitte & Touche LLP and management. A written charter defining the responsibilities of the audit committee has been adopted.

The information contained in this proxy statement with respect to the audit committee charter shall not be deemed to be "soliciting material" or deemed to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

Principal Fees and Services Paid to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to Integrys Energy Group by Deloitte & Touche LLP for professional services performed for 2007 and 2006:

Fees	2007	2006

Audit Fees (a)	$4,562,338	$2,605,745

Audit Related Fees (b)	840,920	341,005

Tax Fees (c)	222,736	—

All Other Fees (d)	13,275	10,620

Total Fees	$5,639,269	$2,957,370

a)
Audit Fees.    Consists of aggregate fees billed to Integrys Energy Group and its subsidiaries for professional services rendered for the audits of the annual consolidated financial statements, reviews of the interim condensed consolidated financial statements included in quarterly reports and audits of the effectiveness of (including management's assessment of the effectiveness of internal control over financial reporting in 2006) internal control over financial reporting of Integrys Energy Group and its subsidiaries. Audit fees also include services that are normally provided in connection with statutory and regulatory filings or engagements, including comfort letters, consents and other services related to SEC matters, and consultations arising during the course of the audits and reviews concerning financial accounting and reporting standards.

b)
Audit Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements or internal control over financial reporting and are not reported under "Audit Fees." These services include employee benefit plan audits, accounting consultations in connection with potential transactions, due diligence projects, and consultations concerning financial accounting and reporting standards.

c)
Tax Fees.    Consists of fees billed for professional services rendered for tax compliance.

d)
All Other Fees.    Consists of other fees billed to Integrys Energy Group and its subsidiaries for products and services other than the services reported above. All Other Fees are for software licensing and training provided in 2007 and 2006. The nature of the software license fees, which include support, learning services, and training have been deemed to be permissible non-attest services.

In considering the nature of the services provided by the independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with the independent registered public accounting firm and Integrys Energy Group's management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as those of the American Institute of Certified Public Accountants.

The audit committee has approved in advance 100% of the services described in the table above under "Audit Fees," "Audit Related Fees," "Tax Fees," and "All Other Fees" in accordance with its pre-approval policy.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of
Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy regarding the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

The audit committee will annually pre-approve a list of select services and a maximum fee per engagement for these services that would not require management to obtain specific approval from the committee on an individual basis. Other services (not on the pre-approved list or individual engagements for services on the pre-approved list that exceed the dollar limit) would require additional approval of the audit committee. If pre-approval is necessary between audit committee meetings, the audit committee chair or his designated alternate may provide approval. The audit committee may specifically delegate its pre-approval authority to the chair and any audit committee member designated as an alternate. Approvals provided by any member to whom authority is delegated must be presented to the full audit committee at its next scheduled meeting. Integrys Energy Group's external auditors are absolutely prohibited from performing certain non-audit services, including:

  •
  Bookkeeping or other services related to the accounting records or financial statements;

  •
  Financial information systems design and implementation;

  •
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

  •
  Actuarial services;

  •
  Internal audit outsourcing services;

  •
  Management functions or human resources;

  •
  Broker-dealer, investment advisor or investment banking services;

  •
  Legal and expert services unrelated to the audit; and

  •
  Other services the Public Company Accounting Oversight Board chooses to prohibit.

Compensation Committee

On December 31, 2007, the compensation committee consisted of three independent directors as follows: Richard A. Bemis, William J. Brodsky, and John C. Meng – chair. Each individual met the independence requirements as defined in the New York Stock Exchange listing standards.

Prior to the merger with Peoples Energy in February 2007, the compensation committee consisted of three independent directors as follows: Richard A. Bemis, John C. Meng – chair, and William F. Protz, Jr. Each of these individuals also met the independence requirements as defined in the New York Stock Exchange listing standards.

The compensation committee evaluates the performance of the chief executive officer, defines and establishes executive compensation strategy for Integrys Energy Group and recommends to the board of directors compensation, bonuses and benefits for the chief executive officer, executive officers and other key employees. A written charter defining the responsibilities of the compensation committee has been adopted.

Environmental Committee

On December 31, 2007, the environmental committee consisted of three non-management directors as follows: Richard A. Bemis, Kathryn Hasselblad-Pascale – chair, and John W. Higgins.

The environmental committee was formed by the board of directors on February 21, 2007, upon the closing of the Peoples Energy merger. This committee is to consist of three non-management directors.

The environmental committee reviews the environmental strategy and compliance plans of Integrys Energy Group and the related management systems that are used to ensure compliance with environmental regulations and stewardship. A written charter defining the responsibilities of the environmental committee has been adopted.

Executive Committee

On December 31, 2007, the executive committee consisted of Keith E. Bailey, James R. Boris – chair, Robert C. Gallagher, and Larry L. Weyers.

The executive committee was formed by the board of directors on February 21, 2007, upon the closing of the Peoples Energy merger. The executive committee included the non-executive chairman of the board of directors and the president and chief executive officer of Integrys Energy Group and any other directors appointed by the board of directors.

Effective February 14, 2008, the board of directors dissolved the executive committee.

Prior to its dissolution, the executive committee performed such duties as necessary to ensure the effective and efficient operations of the board of directors and consulted with the board of directors and its members as appropriate between meetings.

Financial Committee

On December 31, 2007, the financial committee consisted of three independent directors as follows: Keith E. Bailey, Robert C. Gallagher – chair, and James L. Kemerling.

The financial committee acts in an advisory and consulting capacity to management regarding capitalization, dividend and investment policies and other financial matters. The financial committee also provides assistance to the board of directors relating to financing strategy, financial policies and financial condition of Integrys Energy Group. A written charter defining the responsibilities of the financial committee has been adopted.

Governance Committee

On December 31, 2007, the governance committee consisted of three independent directors as follows: Albert J. Budney, Jr. – chair, Pastora San Juan Cafferty, and Kathryn Hasselblad-Pascale. Each individual met the independence requirements as defined in the New York Stock Exchange listing standards.

The governance committee provides oversight on the broad range of issues surrounding composition, operation and compensation of the board of directors, identifying and recommending individuals qualified to become board members and recommending corporate governance guidelines for Integrys Energy Group to the board of directors. A written charter defining the responsibilities of the governance committee has been adopted.

The governance committee will consider individuals recommended by shareholders for nomination as a director. Recommendations for consideration by the governance committee should be sent to the Vice President – Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301, together with appropriate biographical information concerning each proposed nominee. As provided in our By-Laws, any proposed nominees and appropriate biographical information must be submitted to the Vice President – Chief Legal Officer and Secretary between January 24, 2009 and February 18, 2009, for consideration at the 2009 annual meeting. For more detailed information regarding the process to submit an individual for consideration as a director nominee and the qualifications necessary to become a director of Integrys Energy Group, shareholders should review our By-Laws, corporate governance guidelines and the governance committee charter.

In identifying potential nominees and determining which nominees to recommend to the board of directors, the governance committee may retain the services of a professional search firm or other third party advisor. In connection with each vacancy, the governance committee will develop a specific set of characteristics for the vacant director position. The governance committee will look at nominees it identifies and any nominees identified by shareholders on an equal basis using these characteristics and the general criteria identified below.

The governance committee selects nominees on the basis of knowledge, experience, skills, expertise, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest and such other relevant factors that the governance committee considers appropriate in the context of the needs of the board of directors at that time. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values and sound business judgment. When considering nominees, the governance committee seeks to ensure that the board of directors as a whole possesses, and individual members possess at least one of the following competencies: (1) accounting and finance, (2) business judgment, (3) management, (4) industry knowledge, (5) leadership, and (6) strategy/vision. In addition, the governance committee assures that at least one director have the requisite experience and expertise to be designated as an "audit committee financial expert." The governance committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In screening director nominees, the governance committee will review potential conflicts of interest, including interlocking directorships and substantial business, civic and social relationships with other members of the board of directors that could impair the prospective nominee's ability to act independently.

AVAILABLE CORPORATE GOVERNANCE INFORMATION

Integrys Energy Group's By-Laws, code of conduct, corporate governance guidelines and charters of all current board committees are available on the Integrys Energy Group web site at
http://www.integrysgroup.com/investor/, and can be accessed by selecting "Corporate Governance." Copies can also be obtained by writing to Integrys Energy Group, Inc., Attention: Barth J. Wolf, Vice President – Chief Legal Officer and Secretary, 700 North Adams Street, Green Bay, Wisconsin 54301.

OWNERSHIP OF VOTING SECURITIES

Beneficial Ownership

Based on Integrys Energy Group's records and filings made with the SEC, we are not aware of any shareholder with beneficial ownership of five percent or more of our common stock. The following table indicates the shares of our common stock and stock options beneficially owned by our executive officers and directors as of March 15, 2008. None of the persons listed beneficially owns shares of any other class of our equity securities.

	Amount and Nature of Shares Beneficially Owned March 15, 2008
Name and Title	Aggregate Number of Shares Beneficially Owned (10)	Number of Shares Subject to Stock Options	Percent of Shares

Keith E. Bailey, Director	8,558	0	*

Richard A. Bemis, Director	15,788	3,000	*

James R. Boris, Director	35,856	7,425	*

William J. Brodsky, Director	28,641	7,425	*

Albert J. Budney, Jr., Director (1)	6,795	0	*

Pastora San Juan Cafferty, Director	15,790	7,425	*

Ellen Carnahan, Director	8,206	0	*

Diana S. Ferguson, Director	7,827	0	*

Robert C. Gallagher, Director (2)	21,421	0	*

Kathryn M. Hasselblad-Pascale, Director (3)	15,190	1,000	*

John W. Higgins, Director	5,627	0	*

James L. Kemerling, Director (4)	12,763	3,000	*

Michael E. Lavin, Director	6,634	0	*

John C. Meng, Director (5)	59,745	3,000	*

William F. Protz, Jr., Director (6)	182,528	0	*

Larry L. Weyers, Director President and Chief Executive Officer Integrys Energy Group, Inc.	420,009	371,580	*

Joseph P. O'Leary, Senior Vice President and Chief Financial Officer Integrys Energy Group, Inc.	95,558	82,460	*

Mark A. Radtke, President Integrys Services, Inc. (7)	105,855	86,295	*

Phillip M. Mikulsky, Executive Vice President and Chief Development Officer Integrys Energy Group, Inc. (8)	169,105	131,943	*

Lawrence T. Borgard, President and Chief Operating Officer Integrys Gas Group	55,925	33,515	*

All 28 directors and executive officers as a group (9)	1,658,081	1,005,010	2.17%

*
Less than one percent of Integrys Energy Group outstanding shares of common stock.

(1)
Includes 800 shares owned by spouse.

(2)
Includes 8,239 shares held in a joint revocable trust.

(3)
Includes 3,531 shares owned by spouse.

(4)
Includes 800 shares held in an individual retirement account.

(5)
Includes 46,600 shares held in a joint charitable revocable trust.

(6)
Includes 123,841 shares held in two trusts for which Mr. Protz is the trustee and in which his spouse is a 1/16th beneficiary. As trustee, Mr. Protz controls the voting of the shares and can direct the trust to sell or retain the shares. Also includes 45,031 shares owned by spouse.

(7)
Includes 2,983 shares held in a joint trust with spouse.

(8)
Includes 7,501 shares held in a joint trust with spouse.

(9)
Includes 240,080 shares held in joint tenancy, by spouses or as trustee.

(10)
Aggregate number of shares beneficially owned includes shares and share equivalents of common stock held in the Wisconsin Public Service Corporation Employee Stock Ownership Plan and Trust, the Integrys Energy Group, Inc. Deferred Compensation Plan, restricted stock with voting rights, and all stock options exercisable within 60 days of March 15, 2008. Each director or officer has sole voting and investment power with respect to the shares reported, unless otherwise noted. No voting or investment power exists related to the stock options reported until exercised.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than 10 percent of our common stock to file reports of changes in ownership of our common stock with the SEC within two business days following such change. We have reviewed statements of beneficial ownership furnished to us and written representations made by our executive officers and directors. Based solely on this review, we believe that our executive officers and directors timely filed all reports they were required to file under Section 16(a) in 2007, except for Barth J. Wolf who reported one Form 4 transaction late.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity compensation plans.

Plan Type/Plan Name	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)

Equity Compensation Plans Approved by Security Holders

1999 Employee Stock Option Plan	42,626		$33.9003	0

Integrys Energy Group 2001 Omnibus Incentive Compensation Plan	1,033,279		$42.6104	0

Integrys Energy Group 2005 Omnibus Incentive Compensation Plan	709,911	(1)	$53.6830	0

Integrys Energy Group 2007 Omnibus Incentive Compensation Plan	289,728	(2)	$58.3230	3,169,682

Integrys Energy Group Deferred Compensation Plan	564,203		$0	777,512

Equity Compensation Plans Not Approved by Security Holders

1999 Director's Stock Option Plan (3)	10,000		$25.5125	0

TOTAL	2,649,747			3,947,194

(1)
Includes 51,547 shares of restricted stock at a weighted average exercise price of $52.30.

(2)
Includes 49,598 shares of restricted stock at a weighted average exercise price of $56.74.

(3)
Equity compensation plans not approved by security holders consist solely of the Integrys Energy Group 1999 Non-Employee Directors Stock Option Plan, which provides stock options to directors at the discretion of the board of directors. The Board of directors has not granted any stock options under this plan since 2000, and no further stock options will be issued under this plan. The plan provides that all exercises of options under this plan are to be completed through the use of treasury stock.

As of March 15, 2008, there were 2,903,207 stock options outstanding for Integrys Energy Group common stock (with a weighted-average exercise price of $47.9310 and weighted average remaining life of 7.27 years). In addition there were 273,885 shares of outstanding restricted stock awards (of which 172,815 shares related to restricted stock units issued in February 2008 that do not include voting rights until vested) and 292,411 targeted performance share awards under the plans. Approximately, 2.4 million shares remain available for issuance under the 2007 Omnibus Incentive Compensation Plan.

As of March 15, 2008 shares deferred under the Integrys Energy Group, Inc. Deferred Compensation Plan were 539,188 with approximately 750,000 shares remaining available for issuance under the plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide material information that is necessary for an understanding of our compensation policies and decisions relating to our named executive officers, including the identification of key components of our executive compensation program, and an explanation of the purpose of each key component. Our named executive officers for 2007 consist of (1) the following executive officers: Larry L. Weyers, President and Chief Executive Officer (CEO); Joseph P. O'Leary, Senior Vice President and Chief Financial Officer; Mark A. Radtke, President, Integrys Energy Services, Inc.; Phillip M. Mikulsky, Executive Vice President and Chief Development Officer; and Lawrence T. Borgard, President and Chief Operating Officer, Integrys Gas Group; (referred to as the continuing named executive officers); and (2) Steven W. Nance, President of Peoples Energy Production Company, which was sold in the third quarter of 2007.

Compensation Philosophy

We recognize the importance of maintaining sound principles for the development and administration of our compensation benefit programs. Overall, our executive compensation program is specifically designed to:

  •
  Align executive efforts with the company's core values of integrity, innovation, safety, collaboration, respect for employees, service to customers, value creation for stockholders and support for communities;

  •
  Reward executive performance consistent with company objectives, including operational effectiveness and financial results, which in turn may reduce the need for rate increases to our customers;

  •
  Attract, retain, motivate and develop a highly competent executive staff;

  •
  Utilize a mix of fixed and variable pay, as well as a mix of short-term and long-term incentives to balance executive focus on short-term and long-term goals; and

  •
  Provide a mechanism for executives to have a stake in the company through stock ownership.

We believe that a focus on these principles will benefit our shareholders in the long-term by ensuring that we can attract and retain highly qualified executives who are committed to our long-term success and the creation of shareholder value.

Role of the Compensation Committee and Advisors to the Committee

The compensation committee of the board of directors has the authority to set policy for executive compensation, and to establish and administer the executive compensation program for the company and its subsidiaries in keeping with our compensation philosophy. For the 2007 fiscal year, the compensation committee consisted of John C. Meng – chair, Richard A. Bemis, and William J. Brodsky (Mr. Brodsky was appointed as a member of the compensation committee in February 2007, replacing William F. Protz, Jr.).

The compensation committee adheres to objective criteria and a structured method of determining compensation, with very limited discretionary decision-making. Compensation decisions made by the compensation committee rely on market trends and performance at the corporate, business unit and individual levels. The compensation committee also may review the compensation history of the named executive officers, but it is only a minor factor in setting future compensation. The compensation committee reserves the right to modify or discontinue elements of the executive compensation program, and to revise compensation levels after considering qualitative and quantitative facts and circumstances surrounding actual or projected financial results, as well as its view of the appropriate balance between base salary, annual short-term incentive compensation, long-term incentive compensation and benefits. With respect to the compensation of the continuing named executive officers in fiscal 2007, the compensation committee did not exercise discretion to award performance based compensation absent attainment of the relevant performance goals or to reduce or increase the size of any award or payout.

For the past several years, the compensation committee has hired and engaged a nationally recognized independent, third party compensation consultant (Towers Perrin) to evaluate executive compensation, to discuss general compensation trends, to provide competitive market data and to assist human resources management in developing compensation recommendations to present to the compensation committee. At least on an annual basis, the compensation consultant provides the compensation committee with advice, consultation and market information. Although the compensation consultant provides market data for consideration by the compensation committee in setting senior executive (including continuing named executive officers) compensation levels and programs, the compensation consultant does not make specific recommendations on individual compensation amounts for named executive officers, nor does the consultant determine the amount or form of executive compensation. All decisions on senior executive compensation levels and programs are made by the compensation committee. The compensation committee and the full board of directors approve the use of company stock for equity grants for executives as well as non-executives.

In performing its duties, the compensation consultant is instructed to perform independent research based on competitive market data of similarly-sized and high performing companies in the utility/energy services industry and in the broader United States industrial executive talent market, using both proprietary compensation surveys and the consultant's knowledge of industry practices. For 2007, the compensation consultant assisted the compensation committee by providing a competitive compensation analysis of the company's senior executive positions, a market study of executive benefit practices, an overview of compensation trends and reviews of various incentive plan practices.

While our CEO has the ability to meet with the compensation consultant on an individual basis, he would only do this in situations where he felt there was a valid business reason, and the compensation committee would be made aware of the meeting. Only the compensation committee has the authority to continue or discontinue our relationship with the compensation consultant. In this regard, the compensation committee maintains frequent contact with the compensation consultant and regularly reviews the performance of the consultant.

The compensation committee meets in executive session with the independent compensation consultant at least annually. The Senior Vice President and Chief Human Resources Officer and the CEO also provide information and recommendations to the compensation committee but both are typically excused during the time the compensation committee goes into executive session. The CEO and certain other officers may be present when executive compensation considerations are discussed by the compensation committee (the CEO is not present during consideration of his compensation).

Specifically, the CEO serves in an advisory role to the compensation committee with respect to executive compensation for named executive officers other than himself, including with respect to executive performance (as discussed below). His recommendations are given significant weight by the compensation committee, but the compensation committee remains responsible for all decisions on compensation levels for the named executive officers and on our executive compensation policies and executive compensation programs. The CEO, however, is not present when consideration is made regarding his own compensation, including discussions related to his base salary, annual short-term incentive compensation and long-term incentive compensation. However, he does participate in discussions on short-term incentive measures and performance levels for the company as a whole and for the named executive officers as a group.

In the CEO's advisory role to the compensation committee, he does not have the authority to call a meeting of the compensation committee.

Total Compensation and Use of Market Data in Setting Compensation

The objective of the compensation committee is to establish target total compensation at or near the median level of utility/energy companies and in the broader general industry. This competitive market data is used to determine the compensation levels for the named executive officers and the elements of their compensation. The compensation committee adheres to objective criteria and a structured method of determining compensation, with very limited discretionary decision-making. To determine base salaries and equity grants for the named executive officers, the compensation committee relies primarily on competitive market data at the 50th percentile. Occasionally the compensation committee may make minor adjustments to a named executive officer's compensation based on individual performance and internal equity, as discussed below. To the extent that base salaries and equity grants vary by professional role in the market place, as demonstrated by the competitive market data supplied by our compensation consultant, the base salaries and equity grants of the named executive officers will vary, sometimes significantly.

For example, consistent with the level of responsibility and the executive compensation practices of the companies in the market data discussed below, CEOs typically earned significantly more in base salary and equity grants than other named executive officers. This resulted in our CEO being eligible to receive a higher percentage of base salary in annual and long-term incentives than our other continuing named executive officers.

The compensation committee uses the peer and survey groups and other market data that it deems necessary or appropriate to ensure that our executive compensation program will achieve its desired goals. The compensation committee looked at competitive market data on similarly-sized companies in the utility/energy services industry, based on revenue size and adjusted to use margins for trading operations, which includes approximately one hundred companies contained in the Towers Perrin Energy Services executive survey (referred to as the utility industry survey group), and in the broader United States industrial executive talent market, based on revenue size, which includes over eight hundred companies contained in the Towers Perrin general industry survey (referred to as the general industry survey group). The compensation committee also reviewed competitive market data relating to over sixty companies in determining targeted compensation related to our non-regulated subsidiary (referred to as the energy marketing and trading data survey group). In determining the number of performance shares to award, the compensation committee made a relative comparison of our total shareholder return (TSR) against a peer group of over sixty energy/utility companies (referred to as the performance share peer group).

With respect to the utility survey group, the general industry survey group and the energy marketing and trading data survey group, the individual company data about the companies comprising the survey groups does not materially impact how the compensation committee determines the compensation levels for the named executive officers. Instead, it is the data taken as a whole that informs the compensation committee in determining the compensation levels for the named executive officers and the elements of the compensation. This is also true for the performance share peer group. While the TSR of each of the companies in the performance share peer group is taken into consideration, it is the TSR of the performance share peer group as a whole that is the measuring stick against which the Company's TSR is assessed.

The compensation committee intends to continue its strategy of compensating named executive officers at competitive levels, with an opportunity to earn above-median compensation for above-market performance, through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, total executive compensation is tied directly to performance and is structured to ensure that, due to the nature of our business, there is an appropriate balance focused on long-term versus short-term performance, as well as a balance between financial performance and the creation of shareholder value. Based on our analysis, we believe that the total compensation paid or awarded to our named executive officers during 2007 was consistent with our financial and operational performance and the individual performance of each of the named executive officers. We also believe that the total compensation was reasonable and is consistent with our compensation philosophies as described above.

Key Components of the Executive Compensation Program

The key components of our executive compensation program are base salary, annual short-term incentive compensation, long-term incentive compensation (restricted stock, performance shares and stock options) and other benefits. In this mix of compensation, at-risk compensation is a significant portion of total pay. Base salary is generally less than one-half of overall compensation received by the continuing named executive officers. Incentives make up the remainder of direct compensation and, except for restricted stock, are performance-based, with a greater weighting on long-term incentives. The compensation committee elected to place a greater weighting on long-term incentives because the compensation committee believes that this most effectively encourages the named executive officers to work to generate long-term shareholder value. The compensation committee also believes that this weighting better aligns the interests of the named executive officers with our long-term interests, by promoting ownership in the company and encouraging retention.

Incentive compensation earned in 2007 was provided pursuant to the Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan.

Executive Performance

The compensation committee reviews a named executive officer's individual performance in setting the named executive officer's base salary and in determining what long-term incentive awards to grant to the named executive officer. Short-term incentive payouts are based on company performance results, and not on individual performance. For those compensation components where individual performance is a consideration, individual performance is considered in a general way and may only result in minor adjustments to compensation levels.

As part of assessing a named executive officer's individual performance each year, the compensation committee considers information provided by the CEO regarding the named executive officers (other than himself) at the compensation committee's annual meeting to discuss executive compensation. At this meeting, the CEO reviews the individual performance of the other named executive officers.

In reviewing a named executive officer's individual performance with the compensation committee in executive session, our CEO summarizes information contained in the annual performance review that was provided to each named executive officer. The annual performance review for each named executive officer, which in most cases is prepared by our CEO, reflects an assessment of how well the named executive officer fulfilled his or her executive responsibilities and demonstrated core competencies. Core competencies may include, but are not necessarily limited to, building strategic partnerships, leadership, communication, change management, managing diversity, planning, organizing, strategic business acumen, analytical agility, risk management, creativity and innovation, decision-making, and strategic planning and vision. In addition to summarizing the individual performance of a named executive officer reflected in the officer's annual performance review, our CEO also reviews with the compensation committee, as appropriate, the named executive officer's contributions to (1) our financial and operational results; (2) our achievement of our customer service goals; and (3) advancing our core values, developing leaders and succession planning.

The compensation committee also reviews and discusses the CEO's annual performance during the executive session. During this discussion, the CEO is not present. The compensation committee's determination as to the CEO's individual performance is subject to the review by the full board of directors. The CEO is also excused from the discussion that the board of directors has regarding the CEO's performance, although the board of directors does review its conclusions with the CEO.

Base Salary

Base salary is used to provide annual cash income to executives to compensate them for services rendered during the fiscal year. Competitive market benchmark data is provided to the compensation committee by the independent executive compensation consultant at least on an annual basis. Due to the merger with Peoples Energy Corporation in February 2007 and its significant impact to the size and complexity of the company, multiple reviews were conducted from December 2006 through mid year 2007. Market comparisons are based on the median (50th percentile) base salary for substantially equivalent positions of similarly-sized companies in the utility industry and general industry. Salary increases for 2007 were based on recommendations of the CEO, which may include overall company and individual performance of the executive as discussed above, and the compensation committee's evaluation of current market data including the consideration of the impact from the Peoples Energy merger. In December 2006, the compensation committee granted base salary increases for the continuing named executive officers, ranging from 5.0% to 11.1%, with an average pay increase equal to 7.8%. In March 2007, the compensation committee granted base salary increases to the continuing named executive officers due to the added corporate responsibilities or in some cases due to entirely new positions for the named executive officer related to the Peoples Energy merger. The ranges for these increases were from 3.4% to 36.4%, with an average pay increase equal to 22.0%. Base salaries set for the continuing named executive officers were on average approximately 10% above the market median as reported in March 2007. Setting base salary at or near market median levels allows the company to be competitive in the marketplace.

Short-Term Incentive Compensation

All of the continuing named executive officers participated in the Integrys Energy Group 2007 Executive Incentive Plan. The purpose of this plan is to:

  •
  Focus executive employees on assisting the company in achieving objectives key to its short-term success;

  •
  Recognize the performance of key employees in achieving our financial and operating objectives; and

  •
  Provide compensation opportunities that closely reflect the pay levels of other similarly-sized United States energy companies and general industry companies.

Annual incentive payments under this plan are based on operational and financial performance goals. The overall target payout for the continuing named executive officers at the holding company level is established based on a blend of the utility industry survey group and the general industry survey group market median (50th percentile). For the continuing named executive officer employed at one of our non-regulated subsidiaries, the energy marketing and trading data survey group market median is considered in determining target payout awards. The compensation committee considers stretch performance objectives in determining performance measures and payout levels. Using stretch performance objectives results in most performance measures being increased from the prior year levels to accentuate continuous improvement in year-over-year objectives. These levels provide a reduced payout for partially meeting objectives and a strong incentive, generally two times target level, for superior performance.

The compensation committee based each continuing named executive officer's short-term incentive compensation on the attainment of some or all of the following 2007 performance goals:

  •
  Customer Value - a set of three operational measures of customer satisfaction of residential, commercial/industrial and other regional benchmark energy suppliers, as measured by surveys and in comparison to our competitors.

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  System reliability - a set of two operational measures, including electric system outages and gas system responsiveness.

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  Wisconsin Public Service Corporation (WPSC) market effectiveness (the company's generation operations) - a comparison of what WPSC electric generation earned in 2007 versus what it could have earned if all units had been available 100% as needed.

  •
  Safety - a set of two operational measures, including the number and severity of OSHA reportable accidents and workers compensation costs.

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  Rate levels - a set of two operational measures for gas and electric rates derived through a comparison of rates relative to our competitors.

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  Employee diversity - a set of two operational measurements of the number of women and minorities promoted or hired overall within the company and specifically at management levels.

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  Financial income - financial measures, currently net income, are established for the company and its subsidiaries. The compensation committee, as with all measures, can include or exclude extraordinary and/or non-recurring items.

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  Forward Book Value Growth - the market value of our portfolio of retail contracts (natural gas and electricity) measured by comparing the total value of the contracts at year end 2006 forward versus year end 2007 forward. This measure is associated with Integrys Energy Services, Inc.

  •
  Modifiers - modifiers that can either increase or decrease normal calculated payouts by up to 50%. For the continuing named executive officers, the modifiers included one or more of the following: synergy savings resulting from the Peoples Energy merger, Illinois rate case process, Integrys Business Support, LLC timely obtaining regulatory approvals and reasonable treatment from four state commissions and business unit satisfaction of service levels, and the Peoples Energy Production Company sale.

Threshold, target and superior performance levels for each goal, as well as the weighting of each measure, are recommended by the Human Resources Department, CFO and the CEO (excluding his own) based on historical results, anticipated business conditions, and goals and objectives of the company. The final levels are set by the compensation committee based on these recommendations. For each of the short-term incentive measures, specific performance levels are set early in the plan year and factor in stretch performance objectives in developing these performance measures. Threshold levels represent minimally acceptable performance; target levels represent performance that should typically be achievable in any given year; and superior levels represent stellar performance beyond that typically achievable in any given year. Provided below are the specific payout levels and measurement weightings established for each of the continuing named executive officers for the Integrys Energy Group 2007 Executive Incentive Plan:

	Payout Levels (as a percent of adjusted gross base salary)			Measurement Weightings (as a percent of total payout)

Named Executive Officer	Threshold	Target	Superior	Net Income	Operational Measures

Larry L. Weyers	50.0	100	200	75 (1)	25 (1)

Joseph P. O'Leary (4)	32.5	65	130	75 (1)	25 (1)

Mark A. Radtke (4)	30.0	60	180	25 (1)	25 (2)

				50 (2)

Phillip M. Mikulsky (4)	27.5	55	110	75 (1)	25 (1)

Lawrence T. Borgard (4)	25.0	50	100	25 (1)	25 (3)

				50 (3)

(1)
Integrys Energy Group, Inc.

(2)
Integrys Energy Services, Inc.

(3)
Certain regulated subsidiaries.

(4)
These named executive officers were also subject to modifiers that could each individually increase or decrease normal calculated payout levels by up to 50%. For Joseph P. O'Leary and Mark A. Radtke, a single modifier applied that was predicated on synergy savings resulting from the Peoples Energy merger. For Phillip M. Mikulsky, two modifiers applied that were predicated on synergy savings resulting from the Peoples Energy merger and the Peoples Energy Production Company sale. For Lawrence T. Borgard, two modifiers applied that were predicated on synergy savings resulting from the Peoples Energy merger and the Illinois rate case process.

The board of directors believes it is important to establish performance targets and incentives that align executive compensation with financial and operational performance, promote value driven decision making by executives and provide total compensation levels that are competitive in the market. Payout is made on any individual measure with results at or above threshold. Company performance and the use of stretch performance objectives have had an effect on payout levels, with payouts for continuing named executive officers ranging from 20% to 164% of payout targets for years 2004, 2005 and 2006. For the year 2007 results, 8 performance measures were below threshold, 4 performance measures were at threshold but below target, 8 performance measures were at target but below superior and 15 performance measures were at superior or higher. Based on these results, all continuing named executive officers earned payouts for 2007 performance ranging from 70% to 185% of payout targets, before modifiers. With respect to modifiers, 1 modifier performance measure was between target and maximum and 3 modifier performance measures were at maximum. With modifiers reflected, continuing named executive officers earned final payouts for 2007 performance ranging from 118% to 277% of payout targets. The actual payout received by each continuing named executive officer is provided in the Summary Compensation Table under Non-Equity Incentive Plan Awards. Actual payouts as a percentage of adjusted gross base salary earnings were 118% for Larry W. Weyers, 115.1% for Joseph P. O'Leary, 166.4% for Mark A. Radtke, 129.8% for Phillip M. Mikulsky, and 69.7% for Lawrence T. Borgard.

The former named executive officer (Mr. Nance) received a short-term incentive compensation award under the plan of Peoples Energy Corporation 2004 Incentive Compensation Plan. The award covered the October 1, 2006 - September 30, 2007 incentive period. In accordance with the terms of the plan, the award was paid at target performance levels considering the portion of the incentive period completed, on February 21, 2007 when Peoples Energy became a wholly owned subsidiary of the company. Mr. Nance's prorated pay-out was $65,500.

Long-Term Incentive Compensation

We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the company. In a manner consistent with our overall compensation philosophy, the compensation committee has adopted certain long-term compensation plans.

For long-term incentive awards granted to continuing named executive officers in May, 2007, long-term incentive compensation was composed of 20% restricted stock, 50% performance share awards and 30% non-qualified stock options. The amount of long-term incentive received by each continuing named executive officer is determined by the compensation committee and recommended to the board of directors, which relies on a blend of the utility industry survey group and the general industry survey group market median data. In addition, the performance of each named executive officer may be considered, as discussed above.

The long-term incentive compensation granted for 2007 as a percent of base salary on an accounting expense basis for each named executive officer was 331% for Larry L. Weyers; 185% for Joseph P. O'Leary; 133% for Mark A. Radtke; 121% for Phillip M. Mikulsky; and 131% for Lawrence T. Borgard.

The former named executive officer (Mr. Nance) participated in the Peoples Energy Corporation Long-Term Incentive Plan for Diversified Business Units. Mr. Nance had received performance awards granted by Peoples Energy prior to the consummation of the Peoples Energy merger. Each performance award had a three year rolling performance period. In accordance with the terms of such plan, the performance awards became fully vested and payable at the target level of performance upon the sale of the Peoples Energy Production Company in the third quarter of 2007. Mr. Nance was paid $851,950 in satisfaction of the three outstanding awards at the time of the sale.

Performance Shares

The granting of Integrys performance shares encourages executives to direct their efforts in a manner consistent with the optimization of total shareholder return (TSR), and to create shareholder value that is superior to the company's peers. Performance share awards are based on TSR over a three-year period. During the three-year period, there are no dividends paid to participants nor do participants have voting rights over the shares subject to the award. At the end of the three-year period, the compensation committee makes a relative comparison of the company's TSR to the shareholder return on common stock of the performance share peer group selected by the compensation committee for the three-year period, and determines the number (if any) of performance share awards to issue. Initially in establishing the method of measuring performance, our compensation consultant provided the compensation committee with several alternatives to consider. The compensation committee chose the method of comparing against the performance share peer group because it believes the companies constitute a comprehensive representation of the utility industry. At the end of a performance period, the compensation committee makes a recommendation to the board of directors regarding the amount of payout based on this method of measuring performance.

The number of shares to be provided at target is based on market median levels of incentive compensation, competitiveness of the total compensation package and individual performance. A new three-year performance period starts annually. If the company's TSR is at the 50th percentile of the performance share peer group, as determined by the compensation committee, an eligible executive would receive 100% of target. A threshold payout of 50% of the target award is made if the TSR is at the 35th percentile. If the TSR is below the 35th percentile (25th percentile beginning with 2007 grants), participants receive 0%, and at the 90th percentile or higher, participants receive 200% of target. Results that are in between threshold, target and superior performance levels are interpolated. For the 2005-2007 performance period ending on December 31, 2007, the company's total shareholder return ranked at the 17th percentile relative to the performance share peer group. Therefore, participants (including the named executive officers) did not earn an award under the terms of the plan for the most recently completed performance period.

Restricted Stock

Integrys restricted stock awards have a 4-year vesting schedule (25% per year), and give the continuing named executive officers voting rights prior to vesting. With respect to the restricted stock granted in 2007, dividends are deemed to be reinvested in additional shares of restricted stock, which are released according to the vesting schedule. Restricted stock is utilized as a long-term retention vehicle, to establish an incentive for optimizing TSR, and is one of many vehicles an executive has to increase stock ownership in the company.

The former named executive officer (Mr. Nance) had received restricted stock awards granted by Peoples Energy Corporation prior to the consummation of the Peoples Energy merger. In accordance with the terms of these awards, the restricted stock became fully vested upon consummation of the Peoples Energy merger. Mr. Nance became vested in 3,465 shares of Integrys common stock (post merger conversion at 0.825) on the February 21, 2007.

Non-Qualified Stock Options

Integrys stock options also serve to encourage the continuing named executive officers to direct efforts to increase shareholder value. Consistent with the plan document, option grants have strike prices equal to the closing market price of a share of common stock on the date the options are granted. One quarter of the options granted vest each year on the grant anniversary date. All options have a ten-year term from the date of the grant. There are no dividends or voting rights associated with stock options. Final approval of grants is made by the compensation committee and board of directors. The company does not back date option grants, reload options or discount the strike price below market.

Mr. Nance had outstanding options that were vested prior to the consummation of the Peoples Energy merger. These options were exercised by Mr. Nance prior to the sale of Peoples Energy and Production Company.

Other Benefits

We have certain other plans which provide, or may provide, cash compensation and benefits to the named executive officers. These plans are principally our Deferred Compensation Plan, Qualified Pension Plan, Pension Restoration Plan, and the Supplemental Retirement Plan. We also provide life insurance as part of our compensation package. The compensation committee considers all of these plans and benefits when reviewing total compensation of the continuing named executive officers.

Perquisites

Named executive officers of the company and its subsidiaries are provided with a modest level of personal benefits. These may include payments for executive physicals, officer parking, home office equipment, financial counseling and moving expenses.

Deferred Compensation

The continuing named executive officers may participate in the Integrys Energy Group Deferred Compensation Plan with the approval of the compensation committee of the board of directors. This non-qualified benefit allows eligible executives to defer 1% to 100% of base salary, annual short-term incentive, and long-term incentive compensation (other than stock options) on a pre-tax (federal and state) basis. Participating executives who defer annual incentives into the stock unit investment account can receive a 5% stock premium in their account with respect to deferrals, made prior to April 1, 2008. The Deferred Compensation Plan also provided for a matching contribution credit for any reduction in the matching contribution the executive receives under the Employee Stock Ownership Plan (ESOP) due to the executive's election to defer base compensation or annual incentive compensation to the Deferred Compensation Plan.

Several investment types are available to eligible executives, as listed below:

  •
  Reserve Account A - This option is no longer available after 1995 for additional deferrals. Moneys previously deferred to Reserve Account A receive accrued interest based on the company's consolidated return on common equity. At December 31, 2007 this account was providing an above-market rate of return of 6.03%, which exceeds 120% of the applicable federal long-term rate of 5.86%. Beginning April 1, 2008, an executive may transfer amounts from Reserve Account A to another available investment option, but once transferred, the amounts cannot be allocated back to Reserve Account A.

  •
  Reserve Account B - This option is available for base compensation and annual incentive deferrals made prior to April 1, 2008. This account provides for an interest accrual of 70% of the company's consolidated return on common equity. This account currently provides an above-market rate of return, which exceeds 120% of the adjusted applicable federal long-term rate (6.00% vs. 5.86%). Effective April 1, 2008, no additional amounts may be allocated to Reserve Account B. An executive may transfer amounts from Reserve Account B to another available investment option, but once transferred, the amounts cannot be allocated back to Reserve Account B.

  •
  "Mutual Fund" Account - This option is available for base compensation and annual incentive deferrals and effective April 1, 2008, performance share deferrals. These options generally provide the employee with the ability to elect the same investment funds provided by the Wisconsin Public Service Corporation 401(k) Plan.

  •
  Locked Stock Unit Account - This is a company stock unit account available for deferrals that the executive is not allowed to convert to other investment types. This includes pre-April 1, 2008 deferrals related to grants from long-term performance shares, pre-April 1, 2008 annual incentive award payouts with respect to which the executive received a 5% premium for amounts allocated to stock units, and the pre-2008 ESOP matching contribution credit to replace company contributions that would have normally been made to the ESOP except for the executive's deferrals to the Deferred Compensation Plan. Deferrals into this account are not allowed to be converted to other investment types.

  •
  Discretionary Stock Unit Account - This is a company stock unit account available for deferrals that may be transferred to or from this account from another available option, or vice versa.

Base compensation deferrals may be changed one time per year prior to the beginning of each calendar year. Deferrals of annual short-term or long-term incentive must be made in accordance with rules prescribed by the compensation committee, which at a minimum require that the executive's election be in place at least six months prior to the last day of the incentive performance period. The rates of return on the investment accounts range from 0.14% to 15.02% for the 12-month period ending December 31, 2007. More information regarding contributions, earnings and balances held by each named executive officer is presented in the Nonqualified Deferred Compensation Table.

The former named executive officer (Mr. Nance) did not participate in the Integrys Energy Group Deferred Compensation Plan.

Qualified Pension Plan

The continuing named executive officers are eligible to participate in the qualified Wisconsin Public Service Corporation Retirement Plan upon completion of one year of service and 1,000 or more hours of work during that year. All continuing named executive officers have met this requirement. This pension equity plan now requires 3 years of employment or attainment of age 65 to be vested in the plan. The Pension Income Benefit is equal to the "Total Service Percent" multiplied by "Final Average Pay." The benefit consists of a lump sum benefit, which may be converted into an actuarially equivalent annuity with monthly payments. "Final Average Pay" is the average of the last 60 months or the 5 highest calendar years' compensation within the 10-year period immediately preceding the participant's termination of employment, whichever is greater, up to IRS pay limits. Eligible compensation considered under the plan includes base salary, annual short-term incentive payout, and bonuses. The percent for eligible service-based annual accruals varies from 9% to 15% per year (9% to 13% for employees hired after January 1, 2001) depending on the number of years of employment service. Participants actively employed on January 1, 2001 earned a pension transition benefit based on age and service, up to 115% of Final Average Pay. In addition, if an employee who was hired prior to January 1, 2001 terminates employment on or after attainment of age 55 (but prior to 65) and completion of 5 or more years of service, the plan provides for a monthly supplemental benefit equal to $800 per month payable until age 65. For an employee hired on or after January 1, 2001, the pension supplement is available if the employee terminates employment on or after attainment of age 55 (but prior to 65) and completes 10 or more years of service, and consists of a monthly benefit payable until age 65 equal to $40 times years of credited service to maximum of 20 years. If the Pension Income benefit is paid in a lump sum, the pension supplement is automatically converted into and paid at the same time as an actuarially equivalent lump sum. Only service through December 31, 2012 and compensation through December 31, 2017 will be recognized in calculating benefits. Employees hired on or after January 1, 2008 are not eligible for this plan.

Provided below is the pension service credit for each continuing named executive officer:

Named Executive Officer	Annual Percentage Credit Earned in 2007	Accumulated Total Service Credits Earned as of December 31, 2007

Larry L. Weyers	15%	340%

Joseph P. O'Leary	9%	59%

Mark A. Radtke	15%	356%

Phillip M. Mikulsky	15%	575%

Lawrence T. Borgard	15%	334%

The plan does not allow for granting of additional service credit not otherwise authorized under the plan terms. Provided in the Pension Benefits Table is a tabulation of the present value of each listed named executive officer's accumulated pension benefit.

The former named executive officer (Mr. Nance) was eligible to participate in the qualified Peoples Energy Corporation Retirement Plan. This pension equity plan in 2007 required 5 years of employment or attainment of age 65 to be vested in the plan. The Pension Equity Benefit is equal to the "Pension Equity Percentage Credits" multiplied by "Final Average Earnings". "Final Average Earnings" is the largest average of the 60 consecutive months out of the last 120 months prior to the participant's termination of employment. Eligible compensation considered under the plan includes base salary and 50% of the lesser of the employee's actual or target annual short-term incentive payout, up to IRS pay limits. The percent for eligible age-based annual accruals varies from 6% to 18% per year depending on the employee's age. If an employee was a participant in the plan at the Pension Equity Transition Date (generally October 1, 2000), the plan provides that the benefit payable is the greater of the Pension Equity Benefit and the Prior Benefit Formula. Mr. Nance was not eligible for the Prior Benefit Formula. Normal retirement is age 65. Early retirement is either age 55 with 5 years of service, or completion of 30 years of service with age plus service at least equal to 85 (85 points). Benefits for employees retiring prior to age 62 may be reduced. The factors used to determine this reduction vary by age. Only service through December 31, 2012 and compensation through December 31, 2017 will be recognized in calculating benefits. Employees hired on or after January 1, 2008 are not eligible for this plan. Benefits may be paid as a lump sum benefit or as an actuarially equivalent annuity with monthly payments. At termination, Mr. Nance was entitled to receive his lump sum pension benefit amounting to $224,166. This benefit was paid in December 2007.

Pension Restoration Plan and Supplemental Retirement Plan

Continuing named executive officers receive a pension restoration benefit under the Pension Restoration Plan. Pension restoration provides a benefit based upon the difference between (1) the benefit the executive would have been entitled to under the qualified Wisconsin Public Service Corporation Retirement Plan if the maximum benefit limitation under IRS Section 415 and the compensation limitation under IRS Section 401(a)(17) did not apply, and if all base compensation and annual incentive amounts had been paid to the executive in cash rather than being deferred into the Deferred Compensation Plan, and (2) the executive's actual benefit under the qualified pension plan. The Nonqualified Deferred Compensation Table provides information on the deferrals into the Pension Restoration Plan and earnings for each named executive officer.

The board of directors has additionally authorized the continuing named executive officers to be provided with a non-qualified supplemental retirement benefit under the Supplemental Retirement Plan (SERP). For all of the continuing named executive officers, this benefit provides income replacement when taking into account other retirement benefits provided to the eligible executive and assures that the eligible executive will receive 60% of his/her final average pay (over the last 36 months or the 3 preceding years, whichever is higher). To qualify for the full supplemental retirement benefit, the executive must have completed 15 years of service and retire/terminate after age 62. Reduced benefits are payable if the executive has attained age 55 and completed 10 years of service at retirement or termination.

These additional retirement benefits are designed to attract and retain key management employees who are important to the successful operation of the company. The Pension Benefits Table provides additional information regarding the present value of accumulated benefits under the SERP for each continuing named executive officer.

The former named executive officer (Mr. Nance) was also covered under a pension restoration plan providing benefits based on the difference between (1) the benefit the executive would have been entitled under the qualified Peoples Energy Corporation Retirement Plan if the maximum benefit limitation under IRS Section 415 and the compensation limitation under IRS Section 401(a)(17) did not apply, and (2) the executive's actual benefit under the qualified Peoples Energy Corporation Retirement Plan. However, under the terms of Mr. Nance's Severance Agreement with Peoples Energy Production Company and Peoples Energy Corporation ("Severance Agreement"), which was entered into prior to the consummation of the Peoples Energy merger, in the event of a covered termination following a change in control of Peoples Energy Corporation, the pension restoration benefit is not payable under the pension restoration plan, but a replacement benefit (calculated in the same manner as the pension restoration benefit but assuming that Mr. Nance had completed three additional years of service) is paid in a lump sum as part of the Severance Agreement. Payment will be made on or about April 1, 2008.

Life Insurance

The continuing named executive officers (other than Larry L. Weyers) are eligible for an enhanced life insurance benefit of up to three times their annual base salary, with a maximum up to $1,000,000. Accidental Death and Dismemberment (AD&D) coverage is also provided for these same named executive officers up to three times their annual base salary, with a maximum benefit level of $500,000. Larry L. Weyers receives a life insurance benefit of $2,000,000, with no additional coverage for AD&D. The IRS requires that imputed income be calculated and recorded for company paid life insurance in excess of $50,000. In compliance with IRS regulations, imputed income is recorded to the extent that an executive's life insurance benefit exceeds this limit. Listed below is the life insurance coverage in place as of December 31, 2007 for each continuing named executive officer:

Named Executive Officer	Life Insurance Coverage ($)

Larry L. Weyers	2,000,000

Joseph P. O'Leary	650,000

Mark A. Radtke	1,000,000

Phillip M. Mikulsky	1,000,000

Lawrence T. Borgard	1,000,000

The former named executive officer (Mr. Nance), in accordance with his Severance Agreement that pre-dates Peoples Energy Corporation becoming a wholly-owned subsidiary of Integrys Energy Group, is entitled to basic life insurance coverage, generally through attainment of age 65. Mr. Nance currently has $300,000 of life insurance coverage pursuant to his Severance Agreement.

Change in Control Agreements

We have had change in control agreements in place for a long period of time. These agreements are important to ensuring that our continuing named executive officers actively seek to maximize shareholder value, even if it means pursuing a transaction that might result in their termination. Before we entered into the change in control agreements, we engaged a compensation consultant to provide information and advice as to what were competitive payment, benefits, terms and conditions of change in control agreements. We then used this information to structure payment and benefit levels that were competitive in the marketplace, along with appropriate triggers.

When entering into the change in control agreements, we were mindful that the terms of the change in control agreements should be reasonable and not detrimental to the interests of our shareholders. This resulted in certain terms of the change in control agreements being less favorable to the continuing named executive officers than those provided by many other comparable companies. For example, (1) the benefits provided to the named executive officers under the change in control agreements phase out over a period of three years of continued employment following the change in control; (2) the benefits provided to the continuing named executive officers, under the change in control agreements are automatically discontinued when a named executive officer reaches age 65; and (3) the tax gross up is limited to only two of the continuing named executive officers.

The compensation committee has authorized each of the continuing named executive officers to receive protection and associated benefits in the event of a covered termination following a change in control of the company. The agreement with the continuing named executive officers who have a change in control agreement contains a "double trigger" arrangement, whereby a payment is only made if there is a change in control of Integrys Energy Group, Inc. and the executive is actually terminated or terminates employment under certain circumstances after being demoted or after certain other adverse changes in the executive's working conditions or status. Specifically, privileges under such an agreement would be invoked if both of the following occurred: 1) a change in control event occurs in which a single entity takes ownership of 30% or more of our voting securities, a merger or sale occurs that results in Integrys Energy Group stock constituting less than 50% of the surviving company stock, or a merger or consolidation occurs where the company is not the surviving company; and 2) the event results in the loss of the executive's job or the executive is offered a position with lesser responsibility than the executive's prior position and the executive terminates employment as a result. The agreement also contains confidentiality and non-compete clauses. Specific details regarding change in control benefits can be found under the heading Termination of Employment later in this proxy statement.

The compensation committee periodically reviews the payment and benefit levels in the change in control agreements and the triggers to ensure that they remain competitive and appropriate.

The former named executive officer (Mr. Nance) was also covered under a change in control agreement entered into with Peoples Energy Corporation and Peoples Energy Production Company prior to the consummation of the Peoples Energy merger. The benefits under Mr. Nance's agreement became due on (with actual payment to be made six months following the date of) the sale of Peoples Energy Production Company and the executive's consequent termination of employment. The total cash consideration to be paid to Mr. Nance under this agreement, including the tax gross-up payment, will be $4,366,273. His severance will be paid on or about April 1, 2008. In addition, Mr. Nance is entitled to continuation of certain life insurance benefits, as described above, and to continuation of certain health benefits until age 65 or until Mr. Nance is eligible to receive welfare benefit coverage from another employer.

Special Peoples Energy Production Company Divestiture Incentive Plan

The former named executive officer (Mr. Nance) participated in a special divestiture incentive plan related to the sale of Peoples Energy Production Company. In order to encourage participating employees to remain with the business and maximize the value of the Peoples Energy Production business for sale, the company established a divestiture incentive plan under which participating employees received a bonus payment based on the extent to which the adjusted sales price received from the sale of Peoples Energy Production Company exceeds a pre-established base-line value for the business The sale of Peoples Energy Production Company was successfully consummated on September 28, 2007. As a result of the sale, Mr. Nance was paid $3,813,847.

Common Stock Ownership Guidelines

The compensation committee believes that it is important to align executive and shareholder interests by defining stock ownership guidelines for executives. For 2007, the target level for ownership of Integrys Energy Group common stock was five times base salary for the CEO; three times base salary for Joseph P. O'Leary, Mark A. Radtke, and Lawrence T. Borgard and two times base salary for Phillip M. Mikulsky. All executives subject to the guidelines are expected to achieve the ownership target within five years from the date on which the executive became subject to the guidelines. In 2007, common stock beneficially held in an executive's ESOP account, any other beneficially owned common stock, including that earned through incentive plan awards, common stock equivalents earned through non-qualified deferred compensation programs, and 50% of the difference between the past 12 months high and low average and the strike price value of the vested stock options, are included in determining compliance with these guidelines. Unvested restricted stock and performance shares for which incentive targets have not yet been met are not included in the calculation of stock ownership (for guideline purposes) until restricted stock is vested or attainment of the incentive targets of performance shares are certified by the board of directors. All continuing named executive officers are currently fulfilling this requirement.

Summary Compensation Table

The following table sets forth for each of the named executive officers: (1) the dollar value of base salary and bonus earned during the fiscal year ended December 31, 2007; (2) the dollar value of the compensation cost of all outstanding stock and option awards recognized over the requisite service period, as computed in accordance with SFAS No. 123(R); (3) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (4) the change in pension value and non-qualified compensation earnings during the year; (5) all other compensation for the year; and finally, (6) the dollar value of total compensation for the year. The named executive officers are our principal executive officer, principal financial officer, three most highly compensated executive officers employed as of December 31, 2007 and one other highly compensated former executive officer employed during 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensa -tion ($)(4)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Larry L. Weyers Director, President and Chief Executive Officer, Integrys Energy Group	2007 2006	924,923 677,596	7,500 0	1,594,351 845,365	491,525 748,435	1,100,259 137,349	349,127 1,868,425	80,785 31,300	4,548,470 4,308,470

Joseph P. O'Leary Senior Vice President and Chief Financial Officer, Integrys Energy Group	2007 2006	429,577 311,192	3,300 0	234,066 124,479	173,178 96,432	498,026 31,773	156,072 169,713	71,544 15,909	1,565,763 749,498

Mark A. Radtke President, Integrys Energy Services	2007 2006	346,731 301,154	3,250 0	164,874 120,026	112,610 93,012	582,246 195,600	112,761 220,858	17,620 15,589	1,340,092 946,239

Phillip M. Mikulsky Executive Vice President and Chief Development Officer, Integrys Energy Group	2007 2006	379,154 351,346	3,675 0	205,983 218,646	7,917 173,716	498,154 39,661	144,530 631,965	21,205 19,228	1,260,618 1,434,562

Lawrence T. Borgard President and Chief Operating Officer, Integrys Gas Group	2007 2006	333,731 240,000	2,600 0	175,690 58,605	68,937 42,166	234,490 20,437	93,824 71,565	57,400 14,970	966,672 447,743

Steven W. Nance President, Peoples Energy Production Company (PEP)	2007	212,688	0	0	0	0	71,309	3,824,469	4,108,466

(1)
Includes amounts deferred into the Integrys Deferred Compensation Plan. See the Nonqualified Deferred Compensation Table for more information.

(2)
Compensation cost related to all stock awards is computed in accordance with SFAS No. 123(R) and recognized over the requisite service period. Amounts shown in column (e) reflect the portion of that compensation cost recognized in Integrys Energy Group's financial statements for the periods shown. A portion of the value of performance shares with performance periods of 2004-2006 and 2005-2007 is included in these amounts, based on the guidance of SFAS No. 123(R); however, the shares were not paid out because the market-based performance requirement was not met. For information regarding the valuation and recognition of cost related to stock awards, see Note 22 – Stock-Based Compensation in Notes to Consolidated Financial Statements in the 2007 Annual Report on Form 10-K, such information is incorporated herein by reference.

(3)
Amounts shown in column (f) reflect the dollar value of the compensation cost of all outstanding option awards recognized over the requisite service period, computed in accordance with SFAS No. 123(R). For information regarding assumptions made in valuing stock option awards, see Note 22 – Stock-Based Compensation in Notes to Consolidated Financial Statements in the 2007 Annual Report on Form 10-K, such information is incorporated herein by reference.

(4)
Non-equity compensation is payable in the first quarter of the next fiscal year, and may be deferred at the election of the named executive officer. Payment is calculated based on the measurement outcomes and as a percent of adjusted gross earnings from the company for services performed during the payroll year. Various extraordinary payments and the prior year payout are excluded in the calculation.

(5)
The calculation of above-market earnings on non-qualified deferred compensation is based on the difference between 120% of the applicable federal long-term rate (AFR) and the rate of return received on Reserve Accounts A and B. Provided below are the actual rates of return used in the calculation:

Time Period	AFR 120%	Reserve A - Daily	Reserve B - Daily

October 2006 - March 2007	6.04%	11.2459%	8.0029%

April 2007 - September 2007	5.78%	11.6024%	8.2604%

October 2007 - March 2008	5.86%	5.8555%	5.8273%

(6)
The amounts shown include payments for perquisites and for the other items identified below. We provide a modest level of perquisites to named executive officers. These perquisites include payments for executive physicals, officer parking, home office equipment, financial counseling and moving expenses (the amounts for Mr. Weyers, Mr. O'Leary and Mr. Borgard include moving expenses of $24,338, $45,842 and $24,682, respectively). The other amounts include life insurance premiums and imputed income from the life insurance benefit (the amount for Mr. Weyers, Mr. O'Leary and Mr. Borgard includes imputed income on life insurance premiums of $19,794, $3,510 and $3,199, respectively), tax reimbursements, ESOP matching contributions, PEP Divestiture Incentive Program payment, restricted stock dividends (the amount for Mr. Weyers, Mr. O'Leary and Mr. Borgard includes restricted stock dividends of $23,439, $3,889 and $15,457, respectively), PEP Vacation Payout and perquisites. The named executive officers had ESOP matching contributions as follows:

Named Executive Officer	ESOP ($)

Larry L. Weyers	10,707

Joseph P. O'Leary	10,630

Mark A. Radtke	10,707

Phillip M. Mikulsky	10,879

Lawrence T. Borgard	10,832

Steven W. Nance	0

With regards to equity awards, no re-pricing, extension of exercise periods, change of vesting or forfeiture conditions, change or elimination of performance criteria, change of bases upon which returns are determined, or any other material modification of any outstanding option or other equity based award occurred during the last fiscal year or in the past.

Grants of Plan-Based Awards Table

The following table sets forth information regarding all incentive plan awards that were made to the named executive officers during 2007, including equity and non-equity based awards. Decisions regarding equity and non-equity awards (payable following vesting or performance periods) were made only one time during 2007. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by SFAS No. 123(R). Non-equity incentive plan awards are not subject to SFAS No. 123(R), and are intended to serve as an incentive for performance to occur over the given year. A detailed description of long-term incentive plans (performance shares, restricted stock and stock options) can be found in the Compensation Discussion and Analysis under the heading Long-Term Incentive Compensation earlier in this proxy statement.

								All Other Stock Awards: Number of Shares of Stock or Units (#) Restricted Stock Program	All Other Option Awards: Number of Securities Underlying Options (#) Stock Option Program
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards Annual Incentive Plan (1)			Estimated Future Payouts Under Equity Incentive Plan Awards Performance Share Program						Grant Date Fair Value of Stock and Option Awards ($)(2)
										Exercise or Base Price Option Awards ($/Sh)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Larry L. Weyers	2007 5/17/2007 5/17/2007 5/17/2007	480,000	960,000	1,920,000	5,443	10,886	21,772	4,004	63,016	58.65	567,378 234,835 491,525

Joseph P. O'Leary	2007 5/17/2007 5/17/2007 5/17/2007	146,250	292,500	585,000	1,844	3,688	7,376	1,352	21,348	58.65	192,219 79,295 165,514

Mark A. Radtke	2007 5/17/2007 5/17/2007 5/17/2007	105,000	210,000	630,000	600	1,200	2,400	444	6,948	58.65	62,544 26,041 54,194

Phillip M. Mikulsky	2007 5/17/2007 5/17/2007 5/17/2007	104,500	209,000	418,000	87	175	350	72	1,015	58.65	9,121 4,223 7,917

Lawrence T. Borgard	2007 5/17/2007 5/17/2007 5/17/2007	87,500	175,000	350,000	1,213	2,426	4,852	7,007	14,044	58.65	126,443 410,961 109,543

Steven W. Nance	2007 5/17/2007 5/17/2007 5/17/2007	0	0	0	0	0	0	0	0	N/A	0 0 0

(1)
Based on 2007 Executive Incentive Plan payout percentages. See description of Short-Term Incentive Compensation earlier in this proxy statement.

(2)
Performance shares are valued at target payout using the value derived from a Monte Carlo simulation. Restricted stock is valued at $58.65, the closing stock price on the grant date. Stock options are valued at $7.80 on an accounting expense basis based on a binomial lattice model calculation.

As reflected in the table above, the compensation committee awarded restricted stock to each continuing named executive officer in 2007 for the amounts indicated. The restricted stock had a grant date fair market value per share of $58.65, based on the closing stock price on the date of the grant. The restricted stock remains ratably restricted for 4 years following the date of grant. The dividend rate paid on restricted stock is equal to the dividend rate of all other outstanding shares of common stock. However, the dividends are deemed to be reinvested in additional restricted stock which vests according to the vesting schedule.

Stock options were granted in 2007 to the continuing named executive officers. These were non-qualified stock options with a grant price equal to the closing stock price on the date of the grant. The per share grant price for these options is $58.65. One quarter of the options vest each year on the grant anniversary date. The options had a grant date fair value per option of $7.80 as determined pursuant to SFAS No. 123(R). The options have an expiration date of May 17, 2017.

Performance shares were granted in the amounts indicated to each of the continuing named executive officers. The 2007 grants will have a performance period beginning on April 1, 2007 and ending on December 31, 2009. The shares are not paid out until the end of this performance period based on the final TSR in comparison to the selected peer group.

For a discussion of the treatment of unvested restricted stock, stock options and performance shares upon termination see the discussion below in the section titled Termination of Employment.

Outstanding Equity Awards Table

The following table sets forth information regarding outstanding awards under the stock option plan, restricted stock plan, incentive plans and similar plans, including market-based values of associated rights and/or shares as of December 31, 2007.

	Options Awards (1)					Stock Awards (2)
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(3)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Larry L. Weyers	99,027	0	0	37.96	12/12/2012	8,514	440,089	56,841	2,938,111
	97,015	0	0	44.73	12/10/2013
	83,706	27,901	0	48.11	12/8/2014
	60,853	60,852	0	54.85	12/7/2015
	30,979	92,934	0	52.73	12/7/2016
	0	63,016	0	58.65	5/17/2017

Joseph P. O'Leary	11,395	0	0	34.09	12/13/2011	2,291	118,422	13,075	675,847
	17,781	0	0	37.96	12/12/2012
	17,371	0	0	44.73	12/10/2013
	17,478	5,826	0	48.11	12/8/2014
	11,978	11,977	0	54.85	12/7/2015
	6,457	19,369	0	52.73	12/7/2016
	0	21,348	0	58.65	5/17/2017

Mark A. Radtke	1,500	0	0	29.875	2/11/2009	1,215	62,803	9,686	500,669
	2,500	0	0	23.1875	3/13/2010
	12,148	0	0	34.09	12/13/2011
	18,852	0	0	37.96	12/12/2012
	18,182	0	0	44.73	12/10/2013
	16,222	5,407	0	48.11	12/8/2014
	11,592	11,590	0	54.85	12/7/2015
	5,299	15,897	0	52.73	12/7/2016
	0	6,948	0	58.65	5/17/2017

Phillip M. Mikulsky	12,466	0	0	34.09	12/13/2011	1,119	57,841	12,764	659,771
	35,985	0	0	37.96	12/12/2012
	32,032	0	0	44.73	12/10/2013
	28,041	9,347	0	48.11	12/8/2014
	16,228	16,227	0	54.85	12/7/2015
	7,191	21,570	0	52.73	12/7/2016
	0	1,015	0	58.65	5/17/2017

Lawrence T. Borgard	3,148	0	0	34.09	12/13/2011	7,419	383,488	6,981	360,848
	6,284	0	0	37.96	12/12/2012
	6,235	0	0	44.73	12/10/2013
	8,840	2,946	0	48.11	12/8/2014
	6,182	6,182	0	54.85	12/7/2015
	2,826	8,478	0	52.73	12/7/2016
	0	14,044	0	58.65	5/17/2017

Steven W. Nance	0	0	0	N/A	N/A	0	0	0	0

(1)
Provided below is the corresponding vesting date relative to each option expiration date:

Grant Date	Full Vesting Date	Expiration Date

2/11/1999	2/11/2003	2/11/2009

3/13/2000	3/13/2004	3/13/2010

12/14/2000	12/14/2004	12/14/2010

12/13/2001	12/13/2005	12/13/2011

12/12/2002	12/12/2006	12/12/2012

12/10/2003	12/10/2007	12/10/2013

12/08/2004	12/08/2008	12/08/2014

12/07/2005	12/07/2009	12/07/2015

12/07/2006	12/07/2010	12/07/2016

5/17/2007	5/17/2011	5/17/2017

(2)
Stock price on December 31, 2007 was $51.69.

(3)
Included in columns (i) and (j) above are the performance shares that may still be paid out as of December 31, 2007. Subsequent to December 31, 2007, no payout occurred on performance shares for the performance period of 2005-2007 due to TSR results being below threshold requirements. As a result, the number of unearned shares and corresponding market value for each named executive officer is provided below:

Named Executive Officer	# Unearned Shares	Market or payout value of unearned shares ($)

Larry L. Weyers	12,991	671,505

Joseph P. O'Leary	2,713	140,235

Mark A. Radtke	2,518	130,155

Phillip M. Mikulsky	4,352	224,955

Lawrence T. Borgard	1,372	70,919

Steven W. Nance	0	0

Option Exercises and Stock Vested Table

The following table sets forth amounts received by each named executive officer upon exercise of options (or similar instrument) or the vesting of stock (or similar instruments) during 2007.

	Option Awards		Stock Awards (1)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

(a)	(b)	(c)	(d)	(e)

Larry L. Weyers	134,130	2,585,712	1,503	78,306

Joseph P. O'Leary	17,200	425,548	314	16,359

Mark A. Radtke	9,000	222,615	257	13,390

Phillip M. Mikulsky	0	0	349	18,183

Lawrence T. Borgard	0	0	137	7,138

Steven W. Nance	9,982	76,698	0	0

(1)
No payout was made on performance shares for 2007 based on TSR for the performance period ending December 31, 2007. These performance shares had a performance period of 2005-2007.

Pension Benefits Table

The following table sets forth the actuarial present value of each named executive officer's accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. For information regarding the valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of the named executive officers see Note 19–Employee Benefit Plans in Notes to Consolidated Financial Statements in the 2007 Annual Report on Form 10-K, such information is incorporated herein by reference. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the company's audited financial statements for the year ended December 31, 2007. Larry L. Weyers and Phillip M. Mikulsky are currently eligible for early retirement. No pension benefits were paid to any of the continuing named executive officers during the year. Specific details of these benefits are discussed in more detail in the Compensation Discussion and Analysis under the heading Other Benefits.

Name	Plan Name (1)	Number of years of credited service (#)	Present value of accumulated benefits ($)(2)	Payments during last fiscal year ($)

(a)	(b)	(c)	(d)	(e)

Larry L. Weyers	Retirement Plan Restoration Plan SERP Total	22 22 22 22	719,128 3,185,794 4,952,688 8,857,610	0 0 0 0

Joseph P. O'Leary	Retirement Plan Restoration Plan SERP Total	6 6 6 6	125,497 102,564 472,282 700,343	0 0 0 0

Mark A. Radtke	Retirement Plan Restoration Plan SERP Total	24 24 24 24	610,697 811,465 141,641 1,563,803	0 0 0 0

Phillip M. Mikulsky	Retirement Plan Restoration Plan SERP Total	36 36 36 36	1,178,575 1,612,124 750,448 3,541,147	0 0 0 0

Lawrence T. Borgard	Retirement Plan Restoration Plan SERP Total	23 23 23 23	513,800 256,438 130,188 900,426	0 0 0 0

Steven W. Nance	Retirement Plan Restoration Plan Total	6 6 6	0 0 0	224,166 0 224,166

(1)
Material terms and conditions of the above named plans are as follows:

  Retirement Plan

  These are tax-qualified defined benefit retirement plans generally available to employees hired prior to January 1, 2008. Benefits for the continuing named executive officers are determined under an account-based Pension Equity Plan formula that defines a lump-sum amount at termination of employment. Benefits for the former named executive officer (Mr. Nance) were determined under an account-based

  Pension Equity Plan formula used by Peoples Energy Corporation. See the discussion of Other Benefits in the Compensation Discussion and Analysis for a more complete description of this benefit.

  Restoration Plan

  The purpose of this non-qualified plan is to provide an alternate means of paying benefits intended under the Retirement Plan that are either restricted by law or limited because of employee deferrals to the company's Deferred Compensation Plan. Benefits of this plan are generally determined and payable under the same terms and conditions as the Retirement Plan without regard to IRS limitations on amounts of includible compensation and maximum benefits and without regard to employee deferrals of base and annual bonus pay. Benefits paid are reduced by the value of benefits payable under the Retirement Plan. Under plan terms, each participant has executed an election agreement that sets forth the form of payment the participant has chosen to receive following termination of employment (lump sum or annuity). As described above, the only Restoration Plan benefit payable to the former named executive officer (Mr. Nance) is payable as part of his Severance Agreement.

  SERP

  This Integrys plan provides 180 monthly guaranteed benefit payments commencing at retirement for participants on or after age 55 with 10 or more years of employment service. The monthly benefit equals a target percentage of final average pay (over a three-year period), reduced by the lifetime annuity payable under the Retirement Plan and Restoration Plan. The target percentage ranges from 40% for 10 years to 60% for 15 years of service. Benefits are reduced 3% per year for retirements prior to age 62. The former named executive officer (Mr. Nance) is not eligible for the Integrys SERP benefit.

(2)
Change in pension value during 2007 and present value of accumulated benefit at year-end:

  Retirement Plan

  For the continuing named executive officers, the amounts shown are based on the present value of the projected Pension Equity Plan account balances payable at the plan's normal retirement age (age 65). The projected age 65 Pension Equity Plan account equals the participant's accrued account balance at year-end rolled forward with interest credits to age 65 using the plan's interest rate (4.69% at December 31, 2006 and 4.92% at December 31, 2007). The present value was determined using an interest rate consistent with assumptions used for financial reporting under SFAS No. 87 (5.87% at December 31, 2006 and 6.40% at December 31, 2007). For Mr. Nance, the amount shown represents the actual lump sum benefit paid to him during 2007. The benefit was calculated under the retirement plan's pension equity formula and paid following his termination of employment, in accordance with the terms of the retirement plan.

  For continuing named executive officers covered under the Wisconsin Public Service Corporation Retirement Plan, the value of the temporary supplemental benefit has been added. The present value was determined assuming commencement at earliest eligibility (generally age 55) and paid in a single lump-sum form, using the plan's interest rate to calculate the lump sum payment (4.69% at December 31, 2006 and new PPA segment lump-sum rates at December 31, 2007) and using an interest rate consistent with assumptions used in financial reporting under SFAS No. 87 to determine the present value at year-end of the lump sum payable. The benefit was prorated based on current service over service from hire date to date of earliest eligibility.

  Restoration Plan

  The amounts shown are based on the present value of the projected Pension Equity Plan account balances payable at the plan's normal retirement age (age 65). The projected age 65 Pension Equity Plan account equals the participant's accrued account balance at year-end rolled forward with interest credits to age 65 using the plan's interest rate (4.69% at December 31, 2006 and 4.92% at December 31, 2007). The present value was determined using an interest rate consistent with assumptions used for financial reporting under SFAS No. 87 (5.87% at December 31, 2006 and 6.40% at December 31, 2007).

  SERP

  The values shown are based on the present value of the accrued benefit at unreduced retirement age (age 62) reflecting final average pay and service as of the calculation date. The present value was determined assuming commencement at age 62 using an interest rate consistent with assumptions used for the Company's financial reporting under SFAS No. 87 (5.87% at December 31, 2006 and 6.40% at December 31, 2007).

Nonqualified Deferred Compensation Table

The following table sets forth information regarding the contributions, earnings and balances for each named executive officer relative to the non-qualified deferred compensation plan for 2007.

Name	Executive Contributions in last fiscal year ($)(1)	Registrant contributions in last fiscal year ($)(1)	Aggregate earnings in last fiscal year ($)(2)	Aggregate withdrawal/ distributions ($)	Aggregate balance at last fiscal year end ($)(3)

(a)	(b)	(c)	(d)	(e)	(f)

Larry L. Weyers	0	0	144,135	0	4,353,553

Joseph P. O'Leary	1,787	0	8,015	0	982,448

Mark A. Radtke	0	0	47,145	0	1,716,890

Phillip M. Mikulsky	149,654	99	156,073	0	3,320,293

Lawrence T. Borgard	19,464	973	13,918	0	1,200,935

Steven W. Nance	0	0	0	0	0

  (1)
  Deferrals into the Integrys Energy Group Deferred Compensation Plan were made from compensation earned in 2007 and are reported in column (c) of the Summary Compensation Table, with the exception of equity and non-equity incentive plan compensation earned in 2006, but paid out and deferred in 2007. These amounts are as follows:

Name	2006 Annual Incentive Plan ($)	2006 Annual Incentive Plan 5% Premium ($)	2007 Performance Share Payout ($)

Larry L. Weyers	0	0	0

Joseph P. O'Leary	0	0	0

Mark A. Radtke	0	0	0

Phillip M. Mikulsky	9,890	99	0

Lawrence T. Borgard	19,464	973	0

Steven W. Nance	0	0	0

  (2)
  Above market earnings received on Reserve Accounts A and B are reported in column (h) of the Summary Compensation Table.

  (3)
  The aggregate balance includes amounts shown in footnote (1) and the above market earnings on Reserve Accounts A and B, which are included in column (h) of the Summary Compensation Table.

The following table sets forth the actual earnings during 2007 of each deferred compensation account held by the named executive officers:

Name	Aggregate earnings for Reserve A in last fiscal year ($)	Aggregate earnings for Reserve B in last fiscal year ($)	Aggregate earnings for Mutual Funds in last fiscal year ($)	Aggregate earnings for company stock in last fiscal year ($)	Aggregate earnings in last fiscal year ($)

Larry L. Weyers	120,116	0	10,646	13,373	144,135

Joseph P. O'Leary	0	0	3,873	4,142	8,015

Mark A. Radtke	0	0	42,485	4,660	47,145

Phillip M. Mikulsky	56,216	23,039	70,177	6,641	156,073

Lawrence T. Borgard	0	1,070	8,606	4,242	13,918

Steven W. Nance	0	0	0	0	0

For further details regarding the deferred compensation accounts, including rates of return, see the discussion of Other Benefits in the Compensation Discussion and Analysis. Upon retirement or termination of employment, distribution of the named executive officer's account will commence the January of the year that is both (1) following the calendar year of termination of employment and (2) at least six months following termination or later if a later date is selected by the named executive officer. The named executive officer can elect a distribution period from 1 to 15 years. Payouts, withdrawals or other distribution cannot commence under the plan while the named executive officer is actively employed.

At December 31, 2007, there were 777,512 shares available for distribution under this plan.

Termination of Employment

Reasons for termination may be voluntary, involuntary, for cause, retirement or as a result of a change in control. The term "for cause" as defined only in the change in control agreements, and for the continuing named executive officers, means any one of the following: 1) intentional conduct by the executive officer that is not taken in good faith, which causes demonstrable and serious financial injury to us, as evidenced by a determination in a binding and final judgment in effect after exhaustion of all rights of appeal; 2) the executive officer being convicted of a felony, which substantially impairs the officer's ability to perform his duties or responsibilities; or 3) the executive officer's continuing willful and unreasonable refusal to perform the officer's duties or responsibilities (unless significantly changed without the officer's consent). Prior to a change in control, a continuing named executive officer terminating employment for reasons that are voluntary, involuntary, or for "cause", is entitled to receive only those benefits earned, accrued and vested prior to the date of termination. There are no provisions for enhanced payments or benefits to be granted to named executive officers for termination of employment for these reasons, except as described below with regard to retirement.

Under the change in control agreements, the definition of "cause" is relevant if the executive officer's employment is terminated after a change in control event has occurred. If a change in control event has occurred and, during the term of the contract, the named continuing executive officer's employment is terminated by us for reasons other than "cause," or if the executive terminates for "good reason", then the executive officer receives the full change in control benefits. On the other hand, if a change in control event has occurred and the named executive officer's employment is involuntarily terminated for "cause," or the officer voluntary terminates employment other than for "good reason," then the executive officer is only entitled to received benefits that have already accrued and vested, but the executive officer is not entitled to receive the change in control benefits. With regard to retirement, the only enhanced value named executive officers receive is derived from unvested equity grants to the extent that vesting continues on stock options granted prior to retirement and performance periods continue on performance shares granted prior to retirement, provided that retirement occurs on or after December 31st of the performance share plan year. Provided below are estimated enhanced aggregate compensation and benefits that may be payable to named executive officers in the event of termination of employment. These estimates assume that termination occurred on the last business day of the last fiscal year (December 31, 2007).

Type of Termination	Larry L. Weyers (1)	Joseph P. O'Leary (2)	Mark A. Radtke (2)	Phillip M. Mikulsky (1)	Lawrence T. Borgard (2)

Retirement (3)	1,158,233			233,352

Change In Control (CIC)	8,211,470	3,013,868	2,969,895	3,245,024	2,360,071

  (1)
  Larry L. Weyers and Phillip M. Mikulsky are currently eligible for retirement under the pension program, as specified in the plan documents. Termination for reasons that are voluntary/involuntary/for cause would be treated the same as retirement.

  (2)
  Joseph P. O'Leary, Mark A. Radtke and Lawrence T. Borgard were not retirement eligible as of December 31, 2007.

  (3)
  Included in the values shown is the present value of future retirement benefit payments. Under the Pension Restoration Plan and the Supplemental Retirement Plan, certain participants will be paid a monthly benefit (for a fixed number of payments or a lifetime annuity). The present value of future monthly benefit payments was determined using an interest rate and mortality table consistent with assumptions used for financial reporting under SFAS No. 87.

The treatment of unvested stock options, unvested restricted stock and performance shares in which the performance period has not yet ended, varies depending on the circumstances of termination and by the type of long term incentive. Provided below is a summary of how each type of 2007 long term incentive is handled based on the type of termination:

Type of Termination	Stock Options	Restricted Stock	Performance Shares

Voluntary/Involuntary/For Cause	Shares not vested are forfeited unless early retirement on or after age 55, death or disability.	Shares not vested are forfeited unless normal retirement on or after age 62, death or disability. Note forfeiture occurs if retirement prior to one year of grant.	Shares not vested are forfeited unless early retirement on or after age 55, death or disability.

Retirement	At retirement the shares continue to vest as if actively employed; no change occurs to the vesting schedule.	At retirement, if on or after age 62 with 10 years or more of service the shares become fully vested on the date of retirement, provided that the grant date was at least 12 months prior to the date of retirement.	At retirement the performance period continues as long as the executive retires on or after December 31st of the calendar year in which the performance period began and is on account of retirement on or after age 55.

Change in Control	The outstanding and unexercised options will become fully vested, but subject to any terms of the CIC.	The shares become fully vested, even if not otherwise vested, and whether or not employment is terminated.	The performance period is terminated; the employee is entitled to a final award based on the target award prorated for the portion of performance period that has been completed at time of CIC.

Under the change in control agreements with Larry L. Weyers and Phillip M. Mikulsky, were a change in control event to occur, they would be eligible to receive a severance payout composed of a termination payment of up to 2.99 times their current salary and normal annual incentives, after federal excise tax. Under this plan, the company would "gross up" the payment to cover federal income tax required to be paid by the executive. The remaining named executive officers have been provided with an agreement such that in the event of a change in control, a termination payment of 2.99 times current salary and normal annual incentives would be provided with a choice of either receiving a payment within the IRS change in control limit and avoiding excise taxes or receiving the fully calculated change in control payment subject to applicable excise taxes. In addition to the payment, an affected executive under either form of agreement would receive health and welfare benefits, outplacement services, and up to $10,000 for fees and expenses of consultants, legal and/or accounting advisors engaged by the executive to compute benefits or payment due under the agreement.

No triggering event occurred in 2007 that affected the continuing named executive officers. The CIC estimate above provides the approximate cash severance amount, the present value of enhanced pension, health and welfare and outplacement benefits, the amount due for interrupted performance cycles, and the intrinsic value of stock-based awards for each named executive officer.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the above compensation discussion and analysis section of this proxy statement. Based on this review and discussion, the compensation committee recommends that the compensation discussion and analysis be included in Integrys Energy Group's annual report on Form 10-K and proxy statement.

Compensation Committee

John C. Meng, Chairman
Richard A. Bemis
William J. Brodsky

This Compensation Committee report is not to be deemed "soliciting material" or deemed to be filed with the SEC or subject to Regulation 14A of the 1934 Act, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

DIRECTOR COMPENSATION

Compensation Philosophy

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the board of directors in the industry in which we operate. We believe that director compensation packages are comparable relative to the competitive energy/utility market. General market information relative to the market median director compensation is provided by a nationally recognized independent, third party compensation consultant (Towers Perrin) and is reviewed in setting director compensation.

Role of the Governance Committee

Recommendations regarding outside director compensation are made by the governance committee, without any input from the compensation committee. The compensation consultant provides the governance committee with a competitive compensation analysis of outside director compensation programs relative to the utility industry survey group and the general industry survey group for use in their decision-making. Although the compensation consultant provides market data for consideration by the governance committee in setting director compensation levels and programs, the compensation consultant does not make specific recommendations on individual compensation amounts for the directors, nor does the consultant determine the amount or form of director compensation. All decisions on director compensation levels and programs are made by the full board of directors based on the recommendation provided by the governance committee.

Components of Director Compensation

Director compensation is composed of a retainer, service fees and stock awards. The equity portion of director compensation is designed to align directors' interests with shareholders' interests. Directors may defer compensation into the company's deferred compensation plan (see discussion above under Other Benefits in the Compensation Discussion and Analysis for a description of this plan and investment options), and receive $50,000 of life and AD&D insurance coverage. Directors receive no incentive plan compensation, qualified pension benefits, or perquisites. Employee directors receive no compensation for serving as directors.

Common Stock Ownership Guidelines

The board of directors has adopted stock ownership guidelines for directors to emphasize the importance of linking director and shareholder interests. The target level for stock ownership of directors is five times their annual retainer, including stock based compensation. The directors are encouraged to meet this requirement within a five-year period. In 2007, all directors who have been on the board of directors for at least five years are currently meeting this requirement.

Director Compensation Tables

The following table sets forth a summary of compensation for each director in 2007 (note that for the former Peoples Energy Corporation directors these amounts reflect compensation received for the period beginning on the merger date of February 21, 2007):

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)

(a)	(b)	(c)	(f)	(h)

Keith E. Bailey	52,178	14,947		67,125

Richard A. Bemis	63,071	81,125	22,415	166,611

James R. Boris	103,143	26,905		130,048

William J. Brodsky	47,250	26,905		74,155

Albert J. Budney, Jr.	61,071	55,809		116,880

Pastora San Juan Cafferty	44,535	44,842		89,377

Ellen Carnahan	59,071	81,125		140,196

Diana S. Ferguson	47,535	14,947		62,482

Robert C. Gallagher	66,143	81,125	12,233	159,501

Kathryn M. Hasselblad-Pascale	63,357	23,597		86,954

John W. Higgins	40,893	14,947		55,840

James L. Kemerling	66,500	55,809	15,093	137,402

Michael E. Lavin	54,821	44,842		99,663

John C. Meng	62,071	55,809		117,880

William F. Protz, Jr.	57,571	30,792		88,363

(1)
Directors fees paid in 2007, include:
•
A $40,000 annual cash retainer

•
$1,500 for each in-person board of directors meeting attended

•
$1,500 for each telephonic board of directors meeting attended

•
$1,000 for each board committee meeting attended

•
$1,000 for each telephonic board committee meeting attended

•
$75,000 to serve as non-executive chairman

•
$10,000 to serve as chair of the audit committee

•
$5,000 to serve as the chair of the compensation committee, ad hoc oil and gas committee, environmental committee, financial committee or governance committee. No fee is paid to the chair of the executive committee.

  The fees set forth above were effective for meetings occurring on or after February 21, 2007, with the exception of the fee for telephonic board of directors meetings, which was effective for telephonic meetings occurring on or after September 20, 2007. Prior to February 21, 2007, the annual cash retainer was $30,000, the fee for telephonic meetings was $500, the fee for the chair of the audit committee was $7,500, and the fee for the lead director (there was not a non-executive chairman) was $7,500.

(2)
This amount reflects the dollar value of the compensation cost of all outstanding stock awards recognized over the requisite service period, computed in accordance with SFAS No. 123(R). Under SFAS No. 123(R), the expense associated with each of these grants is calculated and recorded on a quarterly basis for the period of time from when the grant is made until the board member's term expires. The amount shown in the table above is the 2007 expense amount calculated for each grant that has occurred from 2003 to 2007 and varies depending on when each person's term ends. Each director was granted the following values of deferred stock units in the following years:

  2003 - $35,000
  2004 - $35,000
  2005 - $40,000
  2006 - $50,000
  2007 - $10,792 (WPS directors) and $44,842 (PEC directors)

  Due to a realignment of market-based director pay after the Peoples Energy merger, a grant of deferred stock units of common stock with a value of $44,842 for directors who were formerly directors of Peoples Energy Corporation ("former PEC directors") and a value of $10,792 for the other directors ("WPS directors") was granted on April 12, 2007, under the terms of our Deferred Compensation Plan. The number of units underlying this grant was 804.0523 for the former PEC directors and 193.509 for the WPS directors. Additional deferred stock units will be granted at each dividend date to reflect an equivalent dividend paid on common stock.

The following table sets forth a tabulation of the outstanding stock options granted to directors and the number of deferred stock units held by directors at December 31, 2007:

Name	Outstanding Stock Options (#)(1)	Deferred Stock Units (#)(2)

Keith E. Bailey	0	835

Richard A. Bemis	3,000	7,207

James R. Boris	7,425	835

William J. Brodsky	7,425	835

Albert J. Budney, Jr.	0	5,401

Pastora San Juan Cafferty	7,425	835

Ellen Carnahan	0	4,210

Diana S. Ferguson	0	835

Robert C. Gallagher	0	7,207

Kathryn M. Hasselblad-Pascale	1,000	7,207

John W. Higgins	0	835

James L. Kemerling	3,000	7,207

Michael E. Lavin	0	835

John C. Meng	3,000	7,207

William F. Protz, Jr.	0	7,207

(1)
There is an aggregate of 32,275 outstanding stock options granted to directors as of December 31, 2007.

(2)
There is an aggregate of 58,698 deferred stock units held by directors as of December 31, 2007.

The following table sets forth the earnings during 2007 of each deferred compensation account held by each director:

Name	Aggregate earnings for Reserve A in last fiscal year ($)	Aggregate earnings for Reserve B in last fiscal year ($)	Aggregate earnings for Mutual Funds in last fiscal year ($)	Aggregate earnings for company stock in last fiscal year ($)	Aggregate earnings in last fiscal year ($)

Keith E. Bailey (1)	0	0	0	0	0

Richard A. Bemis	52,604	0	20,176	3,089	75,869

James R. Boris (1)	0	0	0	0	0

William J. Brodsky (1)	0	0	0	0	0

Albert J. Budney, Jr.	0	0	0	820	820

Pastora San Juan Cafferty (1)	0	0	0	0	0

Ellen Carnahan	0	0	0	1,244	1,244

Diana S. Ferguson (1)	0	0	0	0	0

Robert C. Gallagher	28,709	0	0	4,418	33,127

Kathryn Hasselblad-Pascale	0	0	0	1,584	1,584

John W. Higgins (1)	0	0	0	0	0

James L. Kemerling	17,598	33,461	0	2,170	53,229

Michael E. Lavin (1)	0	0	0	0	0

John C. Meng	0	0	0	2,828	2,828

William F. Protz, Jr.	0	0	0	2,070	2,070

(1)
The aggregate earnings for the former PEC directors were negative amounts as follows:

Name	Negative Amount ($)

Keith E. Bailey	(1,668)

James R. Boris	(55,048)

William J. Brodsky	(38,525)

Pastora San Juan Cafferty	(1,668)

Diana S. Ferguson	(11,840)

John W. Higgins	(1,668)

Michael E. Lavin	(1,668)

AUDIT COMMITTEE REPORT

The audit committee reviewed and discussed with management the audited financial statements of Integrys Energy Group, Inc. including disclosures under "Management Discussion and Analysis of Financial Condition and Results of Operations" as of and for the year ended December 31, 2007. In addition, we have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for Integrys Energy Group, the matters required by auditing standards of the Public Company Accounting Oversight Board and Rule 2-07, "Communication with Audit Committees" of Regulation S-X. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the assessment and audit of internal control over financial reporting.

The audit committee also received the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and discussed the firm's independence with respect to Integrys Energy Group. We have also discussed with management of Integrys Energy Group and Deloitte & Touche such other matters and received such assurances from them, as we deemed appropriate.

Based on the foregoing review and discussions and relying thereon, we have recommended to Integrys Energy Group's board of directors the inclusion of the audited financial statements in Integrys Energy Group's annual report on Form 10-K for the year ended December 31, 2007.

Audit Committee

Michael E. Lavin, Chair
Ellen Carnahan
Diana S. Ferguson
James L. Kemerling
William F. Protz, Jr.

This Audit Committee report is not to be deemed "soliciting material" or deemed to be filed with the SEC or subject to Regulation 14A of the 1934 Act, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

OTHER BUSINESS

At the time this proxy statement went to press, there were no shareholder proposals required to be included in this proxy or for consideration at our May 15, 2008 annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will vote upon them in accordance with their best judgment.

Our officers, directors and employees may solicit proxies by correspondence, telephone, electronic communications, or in person, but without extra compensation. Banks, brokers, nominees and other fiduciaries may be reimbursed for reasonable charges and expenses incurred in forwarding the proxy soliciting material to and receiving proxies from beneficial owners.

ANNUAL REPORTS

Our 2007 annual report (including financial statements and the report of our independent registered public accounting firm, Deloitte & Touche LLP) is enclosed with this proxy statement. As allowed under SEC rules, Integrys Energy Group is delivering only one copy of the 2007 annual report and this proxy statement to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Upon written or oral request, Integrys Energy Group will promptly deliver a separate copy of the 2007 annual report and/or this proxy statement to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of the 2007 annual report and/or this proxy statement now or with respect to future mailings (or to request to receive only one copy of the annual report and proxy statement if you are currently receiving multiple copies), please call (920) 433-1050 or write to Integrys Energy Group, Inc., Attention: Barth J. Wolf, Vice President – Chief Legal Officer and Secretary, 700 North Adams Street, Green Bay, Wisconsin 54301.

An annual report is filed with the SEC on Form 10-K. If you are a shareholder and would like to receive a copy of our 2007 Form 10-K, without exhibits, please write to Barth J. Wolf, Vice President – Chief Legal Officer and Secretary, 700 North Adams Street, Green Bay, Wisconsin 54301. You can also access the 2007 Form 10-K on our web site at http://www.integrysgroup.com/investor/ by selecting "SEC Filings."

FUTURE SHAREHOLDER PROPOSALS

Under Rule 14a-8 of the Securities Exchange Act of 1934 shareholder proposals for Integrys Energy Group's 2009 annual meeting of shareholders must be received no later than December 5, 2008, to be included in the 2009 proxy statement. Integrys Energy Group By-Laws allow additional shareholder proposals for the 2009 annual meeting to be accepted between January 24, 2009, and February 18, 2009. However, proposals received in this time frame may not be included in the proxy statement sent to shareholders. In addition, shareholder proposals received outside of this window will be submitted to shareholder vote at the sole discretion of Integrys Energy Group. If Integrys Energy Group chooses to present such proposal at the 2009 annual meeting, the persons named in proxies solicited by the board of directors of Integrys Energy Group for its 2009 annual meeting of shareholders may exercise discretionary voting power with respect to any such proposal. Shareholder proposals received after February 18, 2009, will not be considered for submission to shareholders. Proposals should be submitted to Barth J. Wolf, Vice President – Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301.

INTEGRYS ENERGY GROUP, INC.

BARTH J. WOLF Vice President – Chief Legal Officer and Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

INTEGRYS ENERGY GROUP, INC.

May 15, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-or-

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
-or- INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	ACCOUNT NUMBER
-or- IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.â

20530000000000001000 6			051508

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors to three-year terms on the Board of Directors or until their successors have been duly elected;			2. Ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2008.	For ☐	Against ☐	Abstain ☐
NOMINEES:

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS LISTED HEREIN.

Please indicate in the comments box on the reverse side of this card any topics you  would like to have addressed as part of management's presentation at the Annual Meeting of Shareholders on May 15, 2008.

☐	FOR ALL NOMINEES	☐ Richard A. Bemis
☐ William J. Brodsky
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Albert J. Budney, Jr.
☐ Robert C. Gallagher
☐	FOR ALL EXCEPT (See instructions below)	☐ John C. Meng

	INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

INTEGRYS ENERGY GROUP, INC.

130 East Randolph Drive, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2008

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Shareholder(s) hereby appoints Larry L. Weyers and Barth J. Wolf as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote as designated on the reverse side of this form, and to vote at their discretion upon such other business as may properly come before the meeting, all the shares of Common Stock of Integrys Energy Group, Inc. held of record by the undersigned on March 20, 2008, at the Annual Meeting of Shareholders to be held on May 15, 2008, at 10:00 a.m. CDT, at the Chase Auditorium in the Chase Tower, 10 South Dearborn Street, Chicago, Illinois, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

COMMENTS:

14475